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PROXY STATEMENT TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Piper Jaffray Companies
(Name of Registrant as Specified In Its Charter)

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2019 Proxy Statement

Piper Jaffray
Companies

REALIZE THE POWER OF PARTNERSHIP®

April 5, 2019

Fellow Shareholders:

You are cordially invited to join us for our 2019 annual meeting of shareholders, which will be held on Friday, May 17, 2019, at 2:00 p.m., Central Time, in the Huber Room on the 12th floor of our Minneapolis headquarters in the U.S. Bancorp Center, 800 Nicollet Mall, Minneapolis, Minnesota 55402. The Notice of Annual Meeting of Shareholders and the proxy statement that follow describe the business to be conducted at the meeting.

As we look forward to our 2019 annual meeting of shareholders, it is worth reflecting on the year just completed. In 2018, we achieved the firm's second-highest adjusted net revenues and adjusted earnings per share on record, each a non-GAAP financial measure, with adjusted net revenues of $780.8 million and adjusted earnings per share of $6.13. These financial results reflect the strong foundation that we have built over the past few years by growing our leadership in our core sectors, shifting to more capital-light, variable cost business models, and maintaining product diversity that we believe provides a counterbalance in any market environment.

We are furnishing our proxy materials to you over the Internet, which will reduce our costs and the environmental impact of our annual meeting. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials to you, which contains instructions on how to access our proxy statement and annual report and vote online. The Notice of Internet Availability also contains instructions on how to request a printed set of proxy materials.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote your shares promptly. You may vote your shares using a toll-free telephone number or the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice of Internet Availability and the proxy card.

We look forward to seeing you at the annual meeting.

Sincerely,

Chad R. Abraham Chief Executive Officer

Notice of Annual Meeting
of Shareholders

May 17, 2019, at 2:00 p.m., Central Time
The Huber Room in our Minneapolis Headquarters
12th Floor, U.S. Bancorp Center
800 Nicollet Mall, Minneapolis, Minnesota 55402

To the Shareholders of Piper Jaffray Companies:

The 2019 annual meeting of shareholders of Piper Jaffray Companies will be held at our corporate headquarters in Minneapolis, Minnesota on Friday, May 17, 2019 at 2:00 p.m., Central time, for the following purposes:

  1.
  The election of nine directors, each for a one-year term.

  2.
  Ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Jaffray Companies for the fiscal year ending December 31, 2019.

  3.
  An advisory (non-binding) vote to approve the compensation of the officers disclosed in the attached proxy statement, or say-on-pay vote.

  4.
  Any other business that may properly be considered at the meeting or any adjournment or postponement of the meeting.

In order to vote on the matters brought before the meeting, you may submit your proxy vote by telephone or Internet, as described in the Notice of Internet Availability of Proxy Materials and the following proxy statement, by no later than 11:59 p.m. Eastern Daylight Time on Thursday, May 16, 2019 for any shares you hold directly, and by no later than 11:59 p.m. Eastern Daylight Time on Tuesday, May 14, 2019 for any shares you hold in a retirement plan. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. The envelope is addressed to our vote tabulator, Broadridge Financial Solutions, Inc., and no postage is required if mailed in the United States. Holders of record of the Company's common stock at the close of business on March 21, 2019 are entitled to notice of, and to vote at, the meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be held on May 17, 2019

Our proxy statement and 2018 annual report are available at
www.piperjaffray.com/proxymaterials.

By Order of the Board of Directors

John W. Geelan Secretary

April 5, 2019

PROXY STATEMENT

PROXY STATEMENT
2019 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 17, 2019

INTRODUCTION

The Board of Directors of Piper Jaffray Companies is soliciting proxies for use at the annual meeting of shareholders to be held on May 17, 2019, and at any adjournment or postponement of the meeting. The notice of Internet Availability of Proxy Materials, which contains instructions on how to access this proxy statement and our annual report online, is first being mailed to shareholders on or about April 5, 2019.

EXECUTIVE SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Shareholders

Date and Time:	Friday, May 17, 2019, at 2:00 p.m., Central time
Place:	The Huber Room in our Minneapolis Headquarters 12th Floor, U.S. Bancorp Center 800 Nicollet Mall Minneapolis, Minnesota 55402
Record Date:	March 21, 2019

Executive Summary

Voting Matters

The Board of Directors recommends you vote FOR each Director Nominee listed in Proposal 1, and FOR Proposal 2 and Proposal 3:

Proposal		Page Reference

1.	Election of Directors	6
	The Board of Directors believes the nine nominees as a group have the experience and skills that are necessary to effectively oversee our company.

2.	Ratification of Selection of Independent Auditor	69
	The Audit Committee of our Board of Directors has selected Ernst & Young LLP to serve as our independent auditor for the year ending December 31, 2019.

3.	Advisory (Non-Binding) Vote on Executive Compensation	70
	The Board of Directors is asking shareholders to provide advisory approval of the compensation of the officers disclosed in this proxy statement, or a say-on-pay vote.

Executive Summary

2018 Performance Highlights*

In 2018, we achieved strong performance, with our second-highest adjusted net revenues and adjusted earnings per share on record, based on a strong performance by our advisory services business and the strongest performance by our equity financing business since 2007. The performances by our advisory services and equity financing businesses helped to offset challenging market conditions for our public finance, institutional brokerage, and asset management businesses during the year. Our 2018 performance highlights include:

*
Adjusted net revenues, adjusted net income, adjusted earnings per share, and adjusted ROE (which are used throughout this proxy statement) are non-GAAP financial measures and are further defined and reconciled to the most directly comparable GAAP financial measure in the Appendix to this proxy statement.

Executive Summary

Board Nominees

Our Board of Directors (the "Board") has nominated nine directors for election at the 2019 annual meeting of shareholders: our chief executive officer, our president, and seven other currently serving directors. Seven of these nine directors are independent under New York Stock Exchange Rules. The Board has determined that our chief executive officer, Mr. Abraham, and our President, Ms. Schoneman, are not independent. Two of our current directors—Andrew S. Duff and Michele Volpi—will not be standing for re-election at the 2019 annual meeting of shareholders, and, as a result, the size of the Board will be decreased from eleven to nine directors. Other than Ms. Schoneman and Mr. Schreier, each nominee was elected by the shareholders at the 2018 annual meeting. Mr. Schreier was elected to serve effective as of September 14, 2018, after being recommended to the Board of Directors as a candidate by a member of management. Ms. Schoneman was elected to serve effective September 12, 2018. Both Mr. Schreier and Ms. Schoneman are standing for election by our shareholders as directors of the company for the first time at this year's annual meeting. Mr. Duff has been our chairman since we became a public company in 2003. The Board has elected Mr. Abraham to serve as chairman immediately following the 2019 annual meeting and Mr. Soran will continue to serve as our lead director.

The following table provides summary information on each director nominee. For more detail, please see pages 6 through 11 of this proxy statement.

Chad R. Abraham	William R. Fitzgerald	B. Kristine Johnson	Addison L. Piper	Debbra L. Schoneman
CEO of Piper Jaffray Companies	Chairman and CEO of Ascent Capital Group	President of Affinity Capital Management	Former Chairman and CEO of Piper Jaffray Companies	President of Piper Jaffray Companies
Elected Chairman effective immediately following the 2019 annual meeting

Thomas S. Schreier	Sherry M. Smith	Philip E. Soran	Scott C. Taylor
Former Chairman of Nuveen Asset Management	Former Executive VP and CFO of SUPERVALU	Former President, CEO and Director of Compellent Technologies	Executive VP and General Counsel of Symantec
	Chair Audit	Chair Nominating and Governance; Lead Director

Executive Summary

2018 Compensation Highlights

Our 2018 results reflect the strong foundation that we have laid in recent years through a strategy focused on growing our market leadership in our middle-market investment banking and public finance businesses, which are our more capital-light, variable cost businesses. During 2018, we were pleased with our overall results as compared with our record achievements in 2017. Adjusted net revenues declined 10% to $780.8 million, which represented our second-highest net revenues ever, and we achieved adjusted net income of $93.7 million. Despite the strength that our platform demonstrated during the year, the overall decline in our operating results in 2018 had a significant impact on our named executive officers' 2018 incentive compensation, which was down 23.8% from 2017.

PROPOSAL ONE—ELECTION OF DIRECTORS

2019 Nominees for Director

Upon the recommendation of the Nominating and Governance Committee, the Board of Directors (the "Board") has nominated nine current members of the Board for election at the 2019 annual meeting. These individuals are Chad R. Abraham, William R. Fitzgerald, B. Kristine Johnson, Addison L. Piper, Debbra L. Schoneman, Thomas S. Schreier, Sherry M. Smith, Philip E. Soran, and Scott C. Taylor. Two current directors—Andrew S. Duff and Michele Volpi—will not be standing for re-election at the 2019 annual meeting of shareholders, and, as a result, the size of our Board will be decreased from eleven to nine directors. Other than Ms. Schoneman and Mr. Schreier, each nominee was elected by the shareholders at the 2018 annual meeting. Mr. Schreier was elected to serve effective as of September 14, 2018, after being recommended to the Board as a candidate by a member of management. Ms. Schoneman was elected to serve effective September 12, 2018. Both Mr. Schreier and Ms. Schoneman are standing for election by our shareholders as directors of the company for the first time at this year's annual meeting. Mr. Duff has been our chairman since we became a public company in 2003. The Board has elected Mr. Abraham to serve as chairman immediately following the 2019 annual meeting, and Mr. Soran will continue to serve as our lead director.

Each of the nominees has agreed to serve as a director if elected. Under our majority voting standard and director resignation policy, each nominee will be elected by a majority of the votes cast with respect to that director's election. Any nominee failing to receive a majority will tender his or her resignation to the Board, which shall decide whether to accept or reject the resignation. For more information on our majority voting standard and director resignation policy, please see the section titled "Board of Directors and Corporate Governance—Majority Voting Standard and Director Resignation Policy" below. Proxies may not be voted for more than nine directors. If, for any reason, any nominee becomes unable to serve before the annual meeting occurs, the persons named as proxies may vote your shares for a substitute nominee selected by the Board.

The Board of Directors recommends a vote FOR the election of the nine director nominees. Proxies will be voted FOR the election of the nine nominees unless otherwise specified.

The biographies of each of the nominees below includes information regarding the person's service as a director, work experience, and the experiences, qualifications, attributes or skills that caused the Nominating and Governance Committee and the Board to determine that the person should serve as a director. Each nominee brings unique capabilities to the Board. The Board believes the nominees as a group have the experience and skills in areas such as senior level management, corporate governance, leadership development, investment banking, capital markets, asset management, finance, and risk management that are necessary to effectively oversee our company. In addition, the Board believes that each of our directors possesses high standards of ethics, integrity and professionalism, sound judgment, community leadership, and a commitment to representing the long-term interests of our shareholders.

Proposal One: Election of Directors

Chad R. Abraham Age 50 Director since 2018	Principal Occupation: Mr. Abraham has been our chief executive officer since 2018. Prior to being appointed chief executive officer, Mr. Abraham previously served as our global co-head of investment banking and capital markets since 2010. He was head of capital markets from 2005 to 2010, and managing director and head of our technology investment banking group from 1999 to 2005. Mr. Abraham began his career at Piper Jaffray in 1991 as an investment banking analyst.

Qualifications: Mr. Abraham has more than 25 years of experience in the investment banking and capital markets industry with Piper Jaffray, including as our global co-head of investment banking and capital markets from 2010 to 2017. The Board believes he has the knowledge of our company and its business necessary to help formulate and execute our business plans and growth strategies.

William R. Fitzgerald Age 61 Director since 2014 Piper Jaffray Board Committees: • Compensation • Governance	Principal Occupation: Mr. Fitzgerald has been the chairman of Ascent Capital Group, Inc. since August 2000, and was its chief executive officer from August 2000 through September 2018. Ascent Capital Group (formerly known as Ascent Media Group) is a publicly traded holding company whose current business operations are conducted through its wholly owned subsidiary, Monitronics, Inc., which offers business and home security alarm monitoring services. In addition, Mr. Fitzgerald previously served as senior vice president of Liberty Media Corporation from July 2000 to December 2012. Mr. Fitzgerald served as executive vice president and chief operating officer for AT&T Broadband (formerly known as Tele-Communications, Inc.) from 1998 to 2000, and as executive vice president, corporate development of TCI Communications, Inc., a wholly-owned subsidiary of Tele-Communications, from 1996 to 1998. Mr. Fitzgerald was previously an investment banking partner with Daniels and Associates (now RBC Capital Markets), and he began his career as a commercial banker at The First National Bank of Chicago.

Qualifications: Mr. Fitzgerald brings to the Board significant management experience from his more than 30 years in the media and telecommunications industries, including his current role as chairman of Ascent Capital Group. In addition, Mr. Fitzgerald's experience as a partner at a middle-market investment bank and public company director provides valuable experience to our management and to the Board.

Other Current Directorships:

•

Ascent Capital Group, Inc.

Proposal One: Election of Directors

B. Kristine Johnson Age 67 Director since 2003 Piper Jaffray Board Committees: • Governance	Principal Occupation: Ms. Johnson has been president of Affinity Capital Management, a Minneapolis-based venture capital firm that invests primarily in seed and early-stage healthcare companies in the United States, since 2000. Prior to joining Affinity Capital Management, Ms. Johnson spent 17 years at Medtronic, Inc., a leading medical device manufacturer. While at Medtronic, Ms. Johnson served as vice president and general manager of its tachyarrhythmia management business from 1990 to 1995, president of its tachyarrhythmia management business from 1995 to 1996, senior vice president and president of its vascular business from 1996 to 1997, and senior vice president and chief administrative officer from 1997 to 1999.

Qualifications: Ms. Johnson has extensive experience in both the health care industry and the venture capital business, with the health care industry being one of the primary areas of focus of our investment banking business. Her deep ties to the health care and venture capital industries, as well as the significant experience she has from other public company boards, provide the Board with valuable insights and knowledge, both from a client and public company perspective.

Other Current Directorships:

•

AtriCure, Inc.

Other Previous Directorships Held within the Last 5 Years:

•

The Spectranetics Corporation (2012 - 2017)

Addison L. Piper Age 72 Director since 2003
Principal Occupation: Mr. Piper worked for Piper Jaffray from 1969 through 2006, serving as chief executive officer from 1983 to 2000 and as chairman from 1988 to 2003. He also served as vice chairman of Piper Jaffray Companies following the completion of our spin-off from U.S. Bancorp, and retired from that role effective at the end of 2006. From 1998 through August 2006, Mr. Piper had responsibility for our venture and private capital fund activities. During his earlier career with Piper Jaffray, he served as assistant equity syndicate manager, director of securities trading, and director of sales and marketing.

Qualifications: Mr. Piper has been a part of our company since 1969, serving in many roles, including chief executive officer. His experience with the company provides deep institutional knowledge as well as a comprehensive understanding of the financial services industry.

Proposal One: Election of Directors

Debbra L. Schoneman Age 50 Director since 2018	Principal Occupation: Ms. Schoneman has been our president since 2018. Prior to being appointed president, Ms. Schoneman previously served as our chief financial officer from 2008 through December 2017, and as our global head of equities from June 2017 to December 2017. Ms. Schoneman began her career at Piper Jaffray in 1990 in the accounting department, and before becoming chief financial officer, she held a number of senior management positions including finance director of both equity and fixed income capital markets and treasurer.

Qualifications: Ms. Schoneman has more than 25 years of experience in the investment banking and capital markets industry with Piper Jaffray, including as our chief financial officer from 2008 through 2017, a period of significant growth for our company. The Board believes that Ms. Schoneman's industry and financial experience and knowledge of our company and its business provides important perspective and insight to the Board.

Thomas S. Schreier Age 56 Director since 2018 Piper Jaffray Board Committees: • Audit • Compensation

Principal Occupation: Mr. Schreier was the vice chairman of Nuveen Investments, Inc., and chairman of its largest investment adviser, Nuveen Asset Management, from 2011 to 2014, and, following Nuveen's acquisition by TIAA, from 2014 to 2016. Prior to that, Mr. Schreier was the chief executive officer of FAF Advisors from 2001 to 2010, when it was acquired by Nuveen. Earlier in his career, Mr. Schreier was a senior managing director and head of equity research at Piper Jaffray from 1999 to 2001.

Qualifications: Mr. Schreier has extensive leadership experience in the financial services sector, including as a senior leader of significant asset management companies. This leadership experience in human capital-based businesses such as ours, as well as his investment banking industry experience, provides significant value to the Board.

Proposal One: Election of Directors

Sherry M. Smith Age 57 Director since 2016 Piper Jaffray Board Committees: • Audit (Chair) • Compensation	Principal Occupation: Ms. Smith served as executive vice president and chief financial officer of SUPERVALU, INC., a grocery wholesaler and retailer, from 2010 to 2013. Prior to that, she held the role of senior vice president of finance from 2005 to 2010, and senior vice president of finance and treasurer from 2002 to 2005.

Qualifications: As a result of her roles at SUPERVALU and the public company boards that she has served on, Ms. Smith has extensive public company financial, accounting, and risk management experience, which provides valuable insight and skills for a director of a publicly traded investment banking firm such as our company.

Other Current Directorships:

•

Deere & Company

•

Tuesday Morning Corporation

•

Realogy Holdings Corp.

Philip E. Soran Age 62 Director since 2013 Piper Jaffray Board Committees: • Governance (Chair)	Principal Occupation: Mr. Soran served as president, chief executive officer and a director of Compellent Technologies, Inc., a publicly traded company which he co-founded in March 2002, until its acquisition by Dell Inc. in February 2011. Following the acquisition, he served as the president of Dell Compellent from February 2011 to March 2012. From July 1995 to August 2001, Mr. Soran served as president, chief executive officer and a member of the board of directors of Xiotech, which Mr. Soran co-founded in July 1995. Xiotech was acquired by Seagate in January 2000.

Qualifications: Mr. Soran's experience founding and building technology companies provides strategic guidance to the Board and management, and his experience in the technology industry is valuable to the company as it is a focus area for our investment banking business. He also has extensive management experience as a chief executive officer of a publicly traded company of a similar size to our company. Mr. Soran's perspective as a board member of another publicly traded company also provides valuable insight to the Board.

Lead Director: Mr. Soran currently serves as the lead director of our Board.

Other Current Directorships:

•

SPS Commerce, Inc.

Other Previous Directorships Held within the Last 5 Years:

•

Hutchinson Technology Incorporated (2011 - 2016)

Proposal One: Election of Directors

Scott C. Taylor Age 54 Director since 2014 Piper Jaffray Board Committees: • Audit • Compensation	Principal Occupation: Mr. Taylor serves as executive vice president, general counsel, and secretary for Symantec Corp., a Nasdaq-listed computer security software provider, a position he has held since August 2008. Mr. Taylor's prior experience includes positions as chief administrative officer, senior vice president and general counsel of Phoenix Technologies Ltd. Prior to that, he was vice president and general counsel of Narus, Inc. Mr. Taylor began his legal career as a corporate attorney at Pillsbury Madison and Sutro LLP (now Pillsbury Winthrop Shaw Pittman LLP).

Qualifications: Mr. Taylor brings to the Board significant public company legal and governance expertise developed through his experience as general counsel of two publicly traded companies. In addition, his significant executive experience at leading technology companies provides Mr. Taylor with strong knowledge of the technology industry, which is an area of focus for our investment banking business.

Other Previous Directorships Held within the Last 5 Years:

•

VirnetX Holding Corporation (2008 - 2014)

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board conducts its business through meetings of the members of the Board and the following standing committees: Audit, Compensation, and Nominating and Governance. Each of the standing committees has adopted and operates under a written charter, and, annually in November, each committee reviews its charter, performs a self-evaluation and establishes a plan for committee activity for the upcoming year. The committee charters are all available on the Investor Relations page of our website at www.piperjaffray.com, under the heading "Corporate Governance," together with our Corporate Governance Principles, Director Independence Standards, Director Nominee Selection Policy, Procedures for Contacting the Board of Directors, Codes of Ethics and Business Conduct, and Complaint Procedures Regarding Accounting and Auditing Matters.

Codes of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct applicable to our employees, including our executive officers, and a separate Code of Ethics and Business Conduct applicable to our directors. Directors who also serve as officers of Piper Jaffray must comply with both codes. Both codes are available on the Investor Relations page of our website at www.piperjaffray.com, under the heading "Corporate Governance." We will post on our website at www.piperjaffray.com any amendment to, or waiver from, a provision of either of our Codes of Ethics and Business Conduct within four business days following the date of such amendment or waiver.

Director Independence

Under applicable rules of the New York Stock Exchange, a majority of the members of our Board must be independent, and no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Piper Jaffray. To assist the Board with these determinations, the Board has adopted Director Independence Standards, which are available on the Investor Relations page of our website at www.piperjaffray.com, under the heading "Corporate Governance."

The Board has affirmatively determined, in accordance with our Director Independence Standards, that other than Mr. Duff, who will not be standing for re-election at the 2019 annual meeting of shareholders, none of our non-employee directors has a material relationship with Piper Jaffray and that each of them is independent. When determining the independence of our independent directors, the Board considered the following types of transactions or arrangements: (i) with respect to Mr. Soran, the Board considered a relationship arising from his position as a director of another company in which Piper Jaffray's merchant banking portfolio made an investment; (ii) with respect to Ms. Johnson, the Board considered a relationship arising solely from her position as a director of another company that was provided services by Piper Jaffray; (iii) with respect to Messrs. Piper and Soran and Ms. Smith, the Board considered an immaterial relationship arising solely because an immediate family member is an

Board of Directors and Corporate Governance

employee of another company that provides services to the company; (iv) with respect to Messrs. Piper, Schreier, and Taylor and Mses. Johnson and Smith, the Board considered immaterial relationships between Piper Jaffray and charitable foundations or other non-profit organizations with which each of those directors is associated; and (v) with respect to Mr. Soran and Ms. Johnson, the Board considered their respective investments in one of our investment funds on substantially the same terms as similarly situated investors. All of these relationships are deemed to be immaterial under our Director Independence Standards.

Neither Mr. Abraham nor Ms. Schoneman can be considered an independent director under New York Stock Exchange corporate governance rules because they are employees of Piper Jaffray.

Board Leadership Structure and Lead Director

From our spin-off from U.S. Bancorp in 2003 until his retirement on December 31, 2017, Mr. Duff served in the combined roles of chairman and chief executive officer. At the time of Mr. Duff's retirement as our chief executive officer, the Board elected to have Mr. Duff continue to serve as the chairman of the Board. Mr. Duff has decided to not stand for reelection to the Board at the 2019 annual meeting of shareholders. As a result, the Board has elected Mr. Abraham to serve as chairman immediately following the 2019 annual meeting.

The Board has no policy with respect to the separation of the offices of chairman and chief executive officer, and it believes the determination of whether to combine the roles of chairman and chief executive officer is a part of the succession planning process, which the Board oversees. In connection with Mr. Abraham's transition to the role as our chief executive officer, based on Mr. Abraham's perspective and experience, the Board believes that having Mr. Abraham serve as both chairman and chief executive officer is in the best interests of shareholders and the company. The Board believes that the combination of the roles under Mr. Abraham provides unified leadership for the Board and the company, with one cohesive vision for our organization. As chairman and chief executive officer, Mr. Abraham will help shape the strategy ultimately set by the entire Board and leverage his operational experience to help balance growth and risk management. We believe that the oversight provided by the Board's independent directors, the work of the Board's committees described below, and the coordination between the chief executive officer and the independent directors facilitated by the lead director will provide effective oversight of our company's strategic plans and operations.

Following Mr. Abraham's election as our chairman, the Board will continue to have a lead director, a position which has been held by Mr. Soran since February 2018. Our lead director has the following duties and responsibilities, as described in our Corporate Governance Principles:

  •
  presides at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors, and coordinates the agenda for and moderates these executive sessions;

  •
  serves formally as a liaison between the chief executive officer and the independent directors;

  •
  monitors Board meeting schedules and agendas to ensure that appropriate matters are covered and that there is sufficient time for discussion of all agenda items;

  •
  monitors information sent to the Board and advises the chairman as to the quality, quantity and timeliness of the flow of information;

Board of Directors and Corporate Governance
  •
  has authority to call meetings of the independent directors; and

  •
  if requested by major shareholders, makes himself available for consultation and direct communication.

Majority Voting Standard and Director Resignation Policy

Our amended and restated bylaws (the "bylaws") provide for a majority voting standard in uncontested director elections. Each nominee in an uncontested election will be elected by the vote of a majority of the votes cast with respect to that director's election. For these purposes, a majority of votes cast means that the number of votes cast "for" a director's election exceeds the number of votes cast "against" that director's election. "Abstentions" and "broker non-votes" will not be counted as votes cast either "for" or "against" a director's election. Contested director elections will continue to be decided by a plurality vote. Our bylaws require any director nominee failing to receive a majority of the votes cast in an uncontested director election promptly tender his or her resignation to the Board. Within 90 days of certification of the election results, the Nominating and Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken, and the Board will publicly disclose its decision regarding the tendered resignation and the rationale behind the decision. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Governance Committee or the decision of the Board with respect to his or her resignation. For additional information regarding the majority voting standard, see Article II, Section 2.3 of our bylaws.

Board Involvement in Risk Oversight

The company's management is responsible for defining the various risks facing the company, formulating risk management policies and procedures, and managing the company's risk exposures on a day-to-day basis. The Board's responsibility is to monitor the company's risk management processes by informing itself concerning the company's material risks and evaluating whether management has reasonable controls in place to address the material risks. The Board is not responsible for defining or managing the company's various risks. The Board has allocated responsibility for oversight of specific risks between itself and its committees as provided below. Management regularly reports to each committee and the Board concerning the specific risks it oversees. The Board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

  •
  Board of Directors—The entire Board is responsible for oversight of our major risk exposures related to our leadership, corporate strategy, and culture and ethics.

  •
  Audit Committee—The Audit Committee is responsible for oversight of our risk assessment and risk management framework, and in that role oversees management's processes for identifying and evaluating our major risks, and the policies, procedures, and practices employed by management to govern the risk assessment and risk management framework. The Audit Committee is also responsible for oversight of the major risk exposures in the areas of market risk, credit risk, liquidity risk, legal and regulatory risks, operational risk (including cybersecurity), human capital risk relating to misconduct and fraud, and legal and compliance matters.

Board of Directors and Corporate Governance
  •
  Compensation Committee—The Compensation Committee is responsible for oversight of our major risk exposures relating to compensation, organizational structure, and succession.

  •
  Nominating and Governance Committee—The Nominating and Governance Committee is responsible for overseeing the Board's committee structures and functions as they relate to risk oversight.

Meetings of the Non-Employee and Outside Directors

At both the Board and committee levels, our non-employee directors meet regularly in executive sessions in which Mr. Abraham, Ms. Schoneman, and other members of management do not participate. Our independent directors meet regularly in executive session without Messrs. Abraham and Duff and Ms. Schoneman, the only non-independent directors under New York Stock Exchange rules. Mr. Soran, our lead director, serves as the presiding director at executive sessions of the Board, and the chairperson of each committee serves as the presiding director at executive sessions of that committee.

Committees of the Board

We have three standing committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The table below shows the current membership of these committees:

Messrs. Abraham, Duff, and Piper and Ms. Schoneman do not currently serve on any of the committees of the Board. Messrs. Duff and Volpi will not be standing for re-election to the Board at the 2019 annual meeting of shareholders. The Board will appoint a new chairperson of the Compensation Committee immediately following the 2019 annual meeting.

Board of Directors and Corporate Governance

  Audit Committee

The Audit Committee's purpose is to oversee the integrity of our financial statements, the independent auditor's qualifications and independence, the performance of our internal audit function and independent auditor, and compliance with legal and regulatory requirements.

The Audit Committee has sole authority to retain and terminate the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. In connection with the Audit Committee's determination of whether to retain the independent auditor or engage another firm as our independent auditor, the Audit Committee annually reviews the independent auditor's performance and independence, taking into consideration the following:

  •
  the quality of the Audit Committee's ongoing discussions with the independent auditor;

  •
  management's perceptions of the independent auditor's expertise and past performance;

  •
  the appropriateness of fees charged; and

  •
  the independent auditor's independence qualification, including the independent auditor's provision of any permissible non-audit services and the related fees received for such services, as further described below in the section titled "Audit Committee Report and Payment of Fees to our Independent Auditor—Auditor Fees".

In addition, as discussed above, the Audit Committee is responsible for oversight of our risk assessment and management framework, and in that role oversees management's processes for identifying and evaluating our major risks, and the policies, procedures, and practices employed by management to govern the risk assessment and risk management framework. The Audit Committee is also responsible for oversight of the major risk exposures in the areas of market risk, credit risk, liquidity risk, legal and regulatory risks, operational risk (including cybersecurity), human capital risks related to misconduct and fraud, and legal and compliance matters.

The Audit Committee also meets with management and the independent auditor to review and discuss the annual audited and quarterly unaudited financial statements, reviews the integrity of our accounting and financial reporting processes and audits of our financial statements, and prepares the Audit Committee Report included in our annual proxy statement.

The responsibilities of the Audit Committee are more fully described in the Committee's charter. The Audit Committee met eleven times during 2018. The Board has determined that all members of the Audit Committee are independent (as that term is defined in the applicable New York Stock Exchange rules and in regulations of the Securities and Exchange Commission), that all members are financially literate and have the accounting or related financial expertise required by the New York Stock Exchange rules, and that each of Ms. Smith, Mr. Schreier, and Mr. Taylor qualify as an "audit committee financial expert" as defined by regulations of the Securities and Exchange Commission.

  Compensation Committee

The Compensation Committee discharges the Board's responsibilities relating to compensation of the executive officers and ensures that our compensation and employee benefit programs are aligned with

Board of Directors and Corporate Governance

our compensation and benefits philosophy. These responsibilities also include reviewing and discussing with management whether the company's compensation arrangements are consistent with effective controls and sound risk management, and overseeing our major risk exposures relating to compensation, organizational structure, and succession. The Committee has full discretion to determine the amount of compensation to be paid to the executive officers. The Committee also has sole authority to evaluate the chief executive officer's performance and determine the compensation of the chief executive officer based on this evaluation. The Committee is responsible for recommending stock ownership guidelines for the executive officers and directors, for recommending the compensation and benefits to be provided to our non-employee directors, for reviewing and approving the establishment of broad-based incentive compensation, equity-based, retirement or other material employee benefit plans, and for discharging any duties under the terms of these plans.

The Committee has delegated authority to our chief executive officer under our Amended and Restated 2003 Annual and Long-Term Incentive Plan (the "Incentive Plan") to allocate awards to employees (other than our executive officers) in connection with our annual restricted stock grants made in the first quarter of each year (as part of the payment of incentive compensation for the preceding year). Under this delegated authority, the Committee approves the aggregate amount of equity to be awarded to all employees other than executive officers, and the chief executive officer approves the award recipients and specific amount of equity to be granted to each recipient. All other terms of the awards are determined by the Committee. The Committee also has delegated authority to the chief executive officer to grant restricted stock awards to employees other than executive officers in connection with recruiting and retention. This delegation permits the chief executive officer to determine the recipient of the award as well the amount of the award, subject to an annual share limitation set by the Committee each year. All awards granted pursuant to this delegated authority must be made in accordance with our equity grant timing policy described below in "Compensation Discussion and Analysis—Compensation Policies—Equity Grant Timing Policy." All other terms of the awards are determined by the Committee.

The work of the Committee is supported by our human capital department, primarily through our chief human capital officer, our finance department, primarily through our chief financial officer, and by our legal department, primarily through our general counsel and assistant general counsel, who prepare and present information and recommendations for review and consideration by the Committee. These personnel work closely with the Committee chair and, as appropriate, our chief executive officer. For more information, refer to the section below titled "Compensation Discussion and Analysis—How Compensation Decisions are Made—Involvement of Executive Officers."

The Compensation Committee has sole authority to engage, retain, and terminate independent compensation consultants, and has retained FW Cook to provide strategic planning, market context, and general advice to the Committee with respect to executive compensation, as described below under "Compensation Discussion and Analysis—How Compensation Decisions are Made—Compensation Consultant."

Board of Directors and Corporate Governance

The Compensation Committee reviews and discusses with management the disclosures regarding executive compensation to be included in our annual proxy statement, and recommends to the Board inclusion of the Compensation Discussion and Analysis in our annual proxy statement. The responsibilities of the Compensation Committee are more fully described in the Committee's charter. For more information regarding the Committee's process in setting compensation, please see "Compensation Discussion and Analysis—How Compensation Decisions are Made" below. The Compensation Committee met eight times during 2018. The Board has determined that all members of the Compensation Committee are independent (as that term is defined in applicable New York Stock Exchange rules).

  Nominating and Governance Committee

The Nominating and Governance Committee identifies and recommends individuals qualified to become members of the Board and recommends to the Board sound corporate governance principles and practices for Piper Jaffray. In particular, the Committee assesses the independence of our Board members, identifies and evaluates candidates for nomination as directors, responds to director nominations submitted by shareholders, recommends the slate of director nominees for election at the annual meeting of shareholders and candidates to fill vacancies between annual meetings, recommends qualified members of the Board for membership on committees, oversees the director orientation and continuing education programs, reviews the Board's committee structure, reviews and assesses the adequacy of our Corporate Governance Principles, and oversees the annual evaluation process for the chief executive officer, the Board, and Board committees. With respect to risk oversight, the Nominating and Governance Committee is responsible for overseeing the Board's committee structures and functions as they relate to risk oversight. The Nominating and Governance Committee also oversees administration of our related person transaction policy and reviews the transactions submitted to it pursuant to such policy. The responsibilities of the Nominating and Governance Committee are more fully described in the Committee's charter. The Nominating and Governance Committee met four times during 2018. The Board has determined that all members of the Nominating and Governance Committee are independent (as that term is defined in applicable New York Stock Exchange rules).

    Annual Board Evaluation Process

The Nominating and Governance Committee oversees the Board's annual evaluation process. In connection with this process, every year our Nominating and Governance Committee Chair interviews each director and members of management concerning the effectiveness of the Board and its committees, including in the areas of strategic prioritization, risk oversight, director engagement, and management accountability. Our Nominating and Governance Committee Chair then reviews and discusses information from these interviews with the Board and its committees. Each of our committee chairs includes any feedback received concerning the committee in its annual self-evaluation, which is discussed by each committee at its final meeting of the year. The results of each committee's self-evaluation are reported to the full Board at its final meeting of the year.

Board of Directors and Corporate Governance

Meeting Attendance

Our Corporate Governance Principles provide that our directors are expected to attend meetings of the Board and of the committees on which they serve, as well as our annual meeting of shareholders. Our Board held eight meetings during 2018. Each of our current directors attended at least 75% of the meetings of the Board and the committees on which he or she served during 2018, with the directors collectively attending 99% of the aggregate number of the meetings held by the Board and the committees on which they served during the year. All of our directors who were serving at the time of our 2018 annual meeting of shareholders attended such meeting.

Procedures for Contacting the Board of Directors

The Board has established a process for shareholders and other interested parties to send written communications to the Board or to individual directors. Such communications should be sent by U.S. mail to the attention of the Office of the Secretary, Piper Jaffray Companies, 800 Nicollet Mall, Suite 1000, Mail Stop J12NSH, Minneapolis, Minnesota 55402. Communications regarding accounting and auditing matters will be handled in accordance with our Complaint Procedures Regarding Accounting and Auditing Matters. Other communications will be collected by the secretary of the company and delivered, in the form received, to the lead director or, if so addressed, to a specified director.

Procedures for Selecting and Nominating Director Candidates

The Nominating and Governance Committee will consider director candidates recommended by shareholders and has adopted a policy that contemplates shareholders recommending and nominating director candidates. A shareholder who wishes to recommend a director candidate for nomination by the Board at the annual meeting of shareholders or for vacancies on the Board that arise between shareholder meetings must timely provide the Nominating and Governance Committee with sufficient written documentation to permit a determination by the Board whether such candidate meets the required and desired director selection criteria set forth in our bylaws, our Corporate Governance Principles and our Director Nominee Selection Policy described below. Such documentation and the name of the director candidate must be sent by U.S. mail to the Chairperson, Nominating and Governance Committee, c/o the Office of the Secretary, Piper Jaffray Companies, 800 Nicollet Mall, Suite 1000, Mail Stop J12NSH, Minneapolis, Minnesota 55402.

Alternatively, shareholders may directly nominate a person for election to our Board by complying with the procedures set forth in Article II, Section 2.4 of our bylaws, and with the rules and regulations of the Securities and Exchange Commission. Under our bylaws, only persons nominated in accordance with the procedures set forth in the bylaws will be eligible to serve as directors. In order to nominate a candidate for service as a director, you must be a shareholder at the time you give the Board notice of your nomination, and you must be entitled to vote for the election of directors at the meeting at which your nominee will be considered. In accordance with our bylaws, director nominations generally must be made pursuant to notice delivered to, or mailed and received at, our principal executive offices at the address above, not later than the 90th day, nor earlier than the 120th day, prior to the first anniversary of the prior year's annual meeting of shareholders. Your notice must set forth all information relating to the

Board of Directors and Corporate Governance

nominee that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including the nominee's written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

As required by our Corporate Governance Principles and our Director Nominee Selection Policy, when evaluating the appropriate characteristics of candidates for service as a director, the Nominating and Governance Committee takes into account many factors. At a minimum, director candidates must demonstrate high standards of ethics, integrity and professionalism, independence, sound judgment, community leadership and meaningful experience in business, law or finance or other appropriate endeavor. Candidates also must be committed to representing the long-term interests of our shareholders. In addition to these minimum qualifications, the Committee considers other factors it deems appropriate based on the current needs and desires of the Board, including specific business and financial expertise, experience as a director of a public company, and diversity. The Board considers a number of factors in its evaluation of diversity, including geography, age, gender, and ethnicity. Based on these factors and the qualifications and background of each director, the Board believes that its current composition is diverse. As indicated above, diversity is one factor in the total mix of information the Board considers when evaluating director candidates. The Committee will reassess the qualifications of a director, including the director's attendance, involvement at Board and committee meetings and contribution to Board diversity, prior to recommending a director for re-election.

Compensation Program for Non-Employee Directors

During 2018, non-employee directors participated in our non-employee director compensation program. Our non-employee director compensation program provides for the annual payments described in the table below.

Annual Compensation for Non-Employee Directors for 2018

Board Service	• $60,000 cash retainer • $80,000 grant of shares of our common stock

Service on a Committee	• Audit—$10,000 cash retainer • Compensation—$5,000 cash retainer • Governance—$5,000 cash retainer

Service as a Committee Chair	• Audit—$25,000 cash retainer • Compensation—$15,000 cash retainer • Governance—$15,000 cash retainer

Additional Retainers	• Lead Director—$20,000 cash retainer • Non-Executive Chairman—$50,000 cash retainer, and $50,000 grant of shares of our common stock

Observer Fees	• $1,000 cash per committee meeting attended on which director does not serve

In 2018, all of our non-employee directors participated in the non-employee director compensation program. A director that receives fees for service as a chairperson of a committee does not receive fees for membership on that committee. Non-employee directors who join the Board after the first month of a calendar year are paid a pro rata annual retainer based on the period they serve as a director during the

Board of Directors and Corporate Governance

year. The annual grant of $80,000 of shares of our common stock is made on the day of our annual meeting to all directors whose service continues after that date. In addition, at the time of a director's initial election to the Board, he or she is granted $60,000 of shares of our common stock. All equity awards granted to our non-employee directors are granted under the Incentive Plan.

With respect to the 2019 non-employee director compensation program, the annual cash retainer has been increased to $70,000, and the annual grant of shares of our common stock made to all non-employee directors immediately following the 2019 annual meeting of shareholders has been increased to $90,000. In addition, the lead director cash retainer has been increased to $30,000 and there will be no non-executive chairman.

Our non-employee directors may participate in the Piper Jaffray Companies Deferred Compensation Plan for Non-Employee Directors, which was designed to facilitate increased equity ownership in the company. The plan permits our non-employee directors to defer all or a portion of the cash payable to them and shares of common stock granted to them for service as a director of Piper Jaffray for any calendar year. All cash amounts and share grants deferred by a participating director are credited to a recordkeeping account and deemed invested in phantom shares of our common stock as of the date the deferred fees otherwise would have been paid or the shares otherwise would have been issued to the director. Any dividends that we pay on shares of our common stock are also credited as additional phantom shares to the directors' recordkeeping accounts based on the closing price of shares of our common stock on the New York Stock Exchange on the date the dividend is paid. No shares of common stock are reserved, repurchased or issued until the director's service ceases. Following the last day of the year in which the director's service ceases, the director will receive a share of our common stock for each phantom share in their recordkeeping account.

Non-employee directors may participate in our charitable gift matching program, pursuant to which we will match a director's gifts to eligible organizations dollar for dollar from a minimum of $25 up to an aggregate maximum of $1,500 per year. Employees or consultants of Piper Jaffray who also serve as directors receive compensation for their service as employees or consultants, but they do not receive any additional compensation for their service as directors.

Board of Directors and Corporate Governance

Non-Employee Director Compensation for 2018

The following table contains compensation information for our non-employee directors for the year ended December 31, 2018.

	Fees Earned or Paid in Cash
Director	Annual Retainer ($)		Additional Retainer and Meeting Fees ($)		Stock Awards(1)(2) ($)		All Other Compensation(3) ($)	Total ($)
Andrew S. Duff	60,000		50,000	(4)	130,012	(4)	1,500	241,512
William R. Fitzgerald	60,022	(5)	10,044	(5)	80,031	(5)	1,500	151,597
B. Kristine Johnson	60,000		7,028	(6)	80,031		1,500	148,559
Addison L. Piper	60,000		14,000		80,031		1,500	155,531
Thomas S. Schreier	21,918	(7)	—		84,007	(8)	1,500	107,425
Sherry M. Smith	60,000		24,370	(6)	80,031		1,500	165,901
Philip E. Soran	60,022	(5)	43,017	(5)(6)	80,031		1,500	184,570
Scott C. Taylor	60,000		20,631	(6)	80,031		1,500	162,162
Michele Volpi	60,000		15,083		80,031		1,500	156,614

(1)
Represents the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718.

(2)
Our non-employee directors hold no outstanding stock option awards.

(3)
Consists of charitable matching contributions made by Piper Jaffray in the amount of $1,500.

(4)
Reflects the additional retainer paid to Mr. Duff for his service as non-executive chairman during 2018.

(5)
These amounts were deferred pursuant to the Piper Jaffray Companies Deferred Compensation Plan for Non-Employee Directors.

(6)
Reflects a pro rata portion of the additional cash retainers paid for service as lead director or committee chair as follows: Ms. Johnson—Lead Director from January 1 through February 6, 2018; Mr. Soran—Lead Director from February 7 through December 31, 2018; Mr. Taylor—Chair of Audit Committee from January 1 through May 17, 2018; Ms. Smith—Chair of Audit Committee from May 18 through December 31, 2018.

(7)
Reflects a pro rata portion of the annual cash retainer paid to Mr. Schreier for his Board service beginning September 14, 2018.

(8)
Reflects the initial equity grant of $60,000 on the date of Mr. Schreier's election to the Board (September 14, 2018) in addition to the pro rata portion of the 2018 annual equity grant also made to Mr. Schreier on that date.

Compensation Discussion and Analysis

Our 2018 results reflect the strong foundation that we have laid in recent years through a strategy focused on growing our market leadership in our middle-market investment banking and public finance businesses, which are our more capital-light, variable cost businesses. During 2018, we were pleased with our overall results as compared with a record 2017. Adjusted net revenues(1) declined 10% to $780.8 million, which still represented our second-highest net revenues ever, and we achieved adjusted net income of $93.7 million. Despite the strength that our platform demonstrated during the year, the overall decline in our operating results in 2018 had a significant impact on our named executive officers' 2018 incentive compensation, which was down 23.8%(2) from 2017 in aggregate.

Our 2018, performance reflects the continued strength of our advisory services business and the strongest performance by our equity financing business since 2007. Our advisory services business benefitted from contributions from our healthcare, energy, consumer, and industrials teams, and the business's 2018 revenues were down only 11% as compared to 2017, when the business achieved record net revenues that were elevated by several large fees. Overall, our 2018 advisory services revenues were $394.1 million, which is up over 430% since 2013, and our equity financing business achieved $122.2 million in revenue in 2018, which was that business's strongest performance since 2007, with 75% of those revenues being attributable to book-run deals.

The strong performances by our advisory services and equity financing businesses helped to offset the challenging market conditions that impacted our public finance, institutional brokerage, and asset management businesses. As a result, we continued to experience strong profitability during 2018 with adjusted earnings per share of $6.13, and an adjusted ROE of 13.6%, representing our second strongest year to date, but down slightly from our record year in 2017.

Our adjusted results(1) for 2018 exclude certain acquisition-related costs, the impact of a deferred tax asset valuation allowance, and noncontrolling interests. The comparisons to our adjusted results in 2017 exclude a $114.4 million non-cash goodwill impairment charge that we took during 2017 in our Asset Management segment, a $54.2 million non-cash tax charge for the remeasurement of our deferred tax assets as a result of changes to the U.S. federal tax code through the enactment of the Tax Cuts and Jobs Act of 2017 ("Tax Reform Act"), as well as other certain acquisition-related costs.

(1)
Adjusted net revenues, adjusted net income, adjusted earnings per diluted common share ("adjusted earnings per share"), and adjusted return on average common shareholders' equity ("adjusted ROE") (which are used throughout this proxy statement) are non-GAAP financial measures and are further defined and reconciled to the most directly comparable GAAP financial measure in the Appendix to this proxy statement.

(2)
As measured in our Supplemental Compensation Table on page 32 of this proxy statement, excluding a one-time promotional stock option award granted in 2018 to our chief executive officer and president.

Executive Compensation: Compensation Discussion and Analysis

Highlights of 2018 Financial Performance

The following were the key aspects of our 2018 financial performance considered by our Compensation Committee (referred to as the "Committee" in this Compensation Discussion and Analysis) when determining executive officer compensation for 2018:

Adjusted Net Revenues ($M)	Adjusted Earnings Per Share

Adjusted ROE	Total Shareholder Returns (TSR) (as of 12/31/2018)

  •
  We generated our second-highest adjusted net revenues of $780.8 million. For the second year in a row, our advisory services business contributed more than 50% of these adjusted net revenues, which is significantly higher than the 14% contribution that business made to our adjusted net revenues only five years ago in 2013.

  •
  We achieved adjusted net income of $93.7 million, adjusted earnings per share of $6.13, and adjusted ROE of 13.6%, demonstrating the operating leverage in our business that we receive from the scale and strong performance of our advisory services and equity financing businesses, which were able to help off-set challenging market conditions facing our public finance, institutional brokerage, and asset management businesses during the year.

  •
  Our advisory services business achieved $394.1 million in revenues in 2018 due to strong results from our healthcare, consumer, industrial, and energy franchises, and our advisory services and equity financing businesses combined to generate over $500 million in adjusted net revenues for the second straight year.

At the end of 2018, for the second consecutive year, our three-, and five-year total shareholder returns ("TSR") were the highest among the peer group that we use for compensation purposes. We believe that our long-term strategy of focusing on investments and growth in our higher margin, capital-light, and variable cost businesses, operating discipline, and execution on opportunistic strategic acquisitions and investments will continue to drive strong returns for our shareholders.

Executive Compensation: Compensation Discussion and Analysis

Named Executive Officers

2018 was a year of executive transitions for our company. Effective January 1, 2018:

  •
  Mr. Chad R. Abraham became our chief executive officer ("CEO"), after most recently serving for over 8 years as our global co-head of investment banking and capital markets.

  •
  Ms. Debbra L. Schoneman became our president ("President"), after most recently serving as our chief financial officer and global head of equities.

  •
  Mr. Timothy L. Carter became our chief financial officer ("CFO"), after previously holding the positions of senior vice president of finance and treasurer.

Our other three most highly compensated executive officers for 2018, were R. Scott LaRue, one of our global co-heads of investment banking and capital markets (though he was sole head throughout 2018 due to Mr. Abraham's transition to CEO), Frank E. Fairman, our head of public finance, and John W. Geelan, our general counsel. Mr. Fairman has been included as a named executive officer pursuant to SEC rules regarding disclosure of additional individuals who served as an executive officer during only part of the year. Mr. Fairman remains the head of public finance; however, we have determined that this position is no longer an executive officer position under applicable SEC rules.

We refer to these individuals collectively throughout this Compensation Discussion and Analysis as the "named executive officers."

Executive Compensation: Compensation Discussion and Analysis

Executive Compensation Program

In 2018, our executive compensation program continued to reflect the changes that our Committee made in response to feedback we received from certain of our significant shareholders in 2016. Consistent with previous years, our named executive officers' compensation consisted primarily of three elements: base salary, annual incentive compensation (including cash and restricted compensation), and long-term incentive awards in the form of long-term performance share units ("PSUs").

Base Salary
2018 base salaries generally remained consistent with previous years. Salaries provide a market-competitive set amount of cash compensation for each executive that is not variable. Mr. Abraham received an increase in his 2018 base salary to $550,000 in connection with his appointment to CEO.
Annual Incentive Compensation
Our annual incentive program directly aligns our executive officers' annual incentive pay with our adjusted pre-tax operating income. Increasing our profitability is a key objective for us as we seek to maximize long-term value for our shareholders. Annual incentive compensation is paid in a mix of cash and restricted compensation in the form of shares of our common stock and shares of certain investment funds.
Long-Term PSU Awards
Our PSU awards are intended to directly align the interests of our named executive officers with those of our shareholders by directly tying the value of the award to certain long-term performance metrics. The PSU award will be earned only if over the 36-month performance period we achieve a certain (1) adjusted ROE or (2) relative TSR compared to a broad index of financial services companies. Beginning with the February 2018 grant, the amount of PSUs awarded to each executive officer is based on the amount of annual incentive compensation paid to the executive officer.

For compensation earned for individual performance in 2018 and paid in February 2019, our named executive officers' total incentive compensation was paid out as follows:

 2018 Incentive Compensation Program (paid or granted in February 2019)

Executive Compensation: Compensation Discussion and Analysis

  Shareholder Engagement

Our Committee implemented significant changes to our executive compensation program in 2016 in response to shareholder feedback. At the May 2018 annual meeting of shareholders, our say-on-pay proposal received the support of 94% of votes cast either in favor of, or against, the proposal. We believe that this result, combined with the continued feedback that we received from our largest shareholders during our annual engagement process in 2018, reflects an affirmation of the significant changes that our Committee made.

Our Compensation Practices Demonstrate Sound Governance

Our compensation practices demonstrate sound corporate governance. We continually review our executive compensation program to ensure it reflects good governance practices and the best interests of shareholders. Our executive compensation program currently includes:

	What we do:		What we do NOT do:
✓	Annual incentives directly tied to our adjusted pre-tax operating income, a measure of our profitability;	X	No stand-alone change-in-control agreements;
✓	Long-term PSU awards directly tied to (1) adjusted ROE, a key operating performance metric, and (2) returns generated for our shareholders as measured by relative TSR;	X	No employment agreements with our executives;
✓	Stock ownership guidelines for executive officers and directors, supplemented with an anti-hedging policy;	X	No repricing of underwater stock options; and
✓	"Double trigger" change-in-control provision for all equity awards; and	X	No excessive perquisites.
✓	Clawback policy to recover incentive compensation in certain circumstances.

Executive Compensation: Compensation Discussion and Analysis

Our Compensation Philosophy and Objectives

Our executive compensation program is designed to drive and reward corporate performance annually and over the long term, as measured by increasing shareholder value. Compensation also must be internally equitable and externally competitive and meet the following core objectives:

Core Compensation Principles and Objectives

Principle	Objectives	How We Achieved These Objectives

• Drive Profitability

Most of the total compensation paid to our named executive officers is based on our adjusted pre-tax operating income. In addition, up to half of the PSU award is earned only if our adjusted ROE meets certain levels.

Pay for Performance	• Drive Shareholder Returns

Our executive officers are granted a PSU award which vests if we achieve certain levels of (1) adjusted ROE, or (2) relative TSR over a three-year performance period from the date of grant. If we do not meet either metric's respective threshold level of performance at the end of the three year performance period, the portion of the PSU relating to that metric is forfeited.

• Demonstrate Leadership

Our named executive officers' performance is also measured against defined objectives in areas such as strategic initiatives, business performance, leadership effectiveness, and internal talent development, which impacts their annual incentive compensation amounts.

Sustain and Strengthen	• Attract Talent

Because our business is highly competitive and relies on the talents and efforts of our employees, our compensation program is designed to be competitive to allow us to attract the most talented people who are committed to the long-term success of our company.

the Franchise	• Retain Talent

Our success drives the compensation realized by our executive officers, both in the form of increased incentive compensation paid and in appreciation of the company's stock price, which makes up a significant portion of our executive officers' annual incentive compensation in the form of time-vested restricted stock.

Align Risk and Reward	• Foster Balanced Risk- Taking

We use a mix of compensation components—base salary, annual incentives and long-term incentives—to create an environment that encourages increased profitability for the company without undue risk-taking. We also have an incentive compensation recovery policy that allows the Committee to recover incentive compensation under certain circumstances.

Align Employees with Shareholders	• Encourage Equity Ownership

We use equity ownership to directly align the interests of our executive officers with those of our shareholders in creating long-term shareholder value. A significant portion of annual incentives are paid in restricted shares of our common stock, and each executive officer is subject to our stock ownership guidelines that requires them to hold a specified multiple of their base salary in shares of our company stock while they are an executive officer.

Executive Compensation: Compensation Discussion and Analysis

How Compensation Decisions are Made

The Committee is responsible for approving the compensation paid to our executive officers and ensuring it meets our compensation objectives. With respect to our CEO, the Committee has sole responsibility for evaluating performance and determining his compensation. In doing so, the chairperson of the Committee solicits evaluation input from each member of the Board, and also leads a discussion of the full Board reporting on the results of the annual evaluation and reviewing the CEO's self-evaluation.

At the beginning of each year, the Committee approves the amount of incentive compensation to be paid to our executive officers in recognition of prior-year performance, approves their base salaries for the current year if there are changes, and establishes performance goals under an annual incentive program. Subject to limits on the compensation that may be paid under the annual incentive program, including a cap on the amount of cash incentives that may be paid to our CEO, CFO and President equal to three times their base salary for a given year, the Committee has full discretion to determine the amount of compensation to be paid to the executive officers.

  Involvement of Executive Officers

The work of the Committee is supported by our human capital department, our finance department, and our legal department. Our Chief Human Capital Officer, CFO, and General Counsel, with input from the CEO, prepare and present information and recommendations for review and consideration by the Committee, including:

  •
  The performance goals to be established under the annual incentive program, which has historically been a profitability measure such as adjusted pre-tax operating income;

  •
  Financial information for the company and each business unit reviewed in connection with executive compensation decisions;

  •
  The firms considered in the compensation peer group and financial and compensation data for those firms (including TSR for those firms as compared to the company);

  •
  The performance evaluations and compensation recommendations for the executive officers;

  •
  Tally sheets specifying each element of compensation paid to the executive officers for the current and prior year and reflecting total proposed compensation and potential compensation under various scenarios; and

  •
  The evaluation and compensation process to be followed by the Committee.

  Compensation Peer Group

The Committee and its independent compensation consultant, with input from management, annually identify a compensation peer group of firms with which we compete for executive talent. As a middle-market, full-service investment bank, we believe there are few other companies that are directly

Executive Compensation: Compensation Discussion and Analysis

comparable to Piper Jaffray. Our peer group includes companies primarily consisting of investment banks with revenues and market capitalizations similar to ours. We expanded our peer group for 2018 by one company to include PJT Partners, Inc. Our 2018 peer group, which we use to benchmark our 2018 compensation against generally, consisted of the following companies, each of whom we believe are direct competitors for talent in some aspect of our business:

2018 Peer Group
Cowen Group, Inc.	Lazard Ltd.
Evercore Partners Inc.	Moelis & Co.
Greenhill & Co.	Oppenheimer Holdings Inc.
Houlihan Lokey, Inc.	PJT Partners, Inc.
JMP Group LLC	Stifel Financial Corp.

We also may use data from external market surveys to the extent that such surveys are available and provide representative data, and we may review publicly available data for similar companies that are not direct competitors to address issues we may encounter obtaining compensation information for executives holding positions comparable to our executive officers. The peer group and market data is an important factor considered by the Committee when setting compensation, but it is only one of multiple factors considered by the Committee, and the amount paid to each executive may be more or less than the composite market median based on individual performance, the roles and responsibilities of the executive, experience level of the individual, internal equity and other factors that the Committee deems important. As such, the Committee uses peer group and market survey information to put the total compensation proposed to be paid to each named executive officer in context of pay ranges for like positions at similar companies and to confirm that any variances from market norms are justified in light of the specific circumstances of our named executive officers.

The Committee and management use the peer group above for benchmarking compensation levels and firm performance; however, the PSU awards use a broader group of financial services firms within the KBW Capital Markets Index (which includes a few of the peers above) for purposes of measuring the Relative TSR metric of the PSU awards.

  Compensation Consultant

The Committee engaged FW Cook as its independent compensation consultant for 2018. The Committee considers advice and recommendations received from FW Cook in making executive compensation decisions. FW Cook does not provide services to us other than the advice it provides to the Committee and FW Cook has advised the Committee that the fees and direct expenses received from us during 2018 were less than 1% of FW Cook's consulting income for the period. FW Cook also has advised us that neither it nor, to its knowledge, any member of its consulting team serving the Committee owns any shares or other securities of Piper Jaffray. After considering the foregoing, as well as FW Cook's conflict of interest policies and procedures and the lack of known business and personal relationships between FW Cook, its team members serving the Committee and the members of the Committee and our executive officers, the Committee concluded that FW Cook's work for the Committee does not raise any conflict of interest concerns.

Executive Compensation: Compensation Discussion and Analysis

  Say-on-Pay

At our 2018 annual meeting of shareholders, our say-on-pay proposal received "for" votes that represented approximately 94% of the aggregate number of shares that voted "for" and "against" the proposal, which was substantially similar to our 2017 results and remained a significant increase from 72% approval at our 2016 annual meeting. We believe that this result reflects an affirmation of the significant changes that the Committee made to our executive compensation program in 2016 after we sought input from our 25 largest institutional shareholders, including increasing the amount of our PSU grants and reducing the amount of restricted compensation earned under our annual incentive. Our 2018 annual engagement process with our largest institutional shareholders has provided additional feedback that remains supportive of the changes that were made to our executive compensation program.

Clawback Policy

Our Board of Directors has adopted a clawback policy that allows the Committee to recover incentive compensation from any current or former executive officer if that executive officer engages in intentional misconduct that caused or contributed to noncompliance with a financial reporting requirement under the federal securities laws which requires the company to file an accounting restatement with the Securities and Exchange Commission (the "SEC"). If the Committee seeks to recover incentive compensation following an accounting restatement, the amount of incentive compensation subject to recovery would be the amount in excess of what the executive officer would have earned based on the restated financial results as determined by the Committee. In addition, regardless of whether there is an accounting restatement, the Committee may recover incentive compensation from a current or former executive officer if that executive officer engages in fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the company's financial results as filed with the SEC. The incentive compensation recoverable in this circumstance will be based on the Committee's determination of the harm caused by the executive officer's conduct and the incentive compensation awarded to the officer with a vesting or performance period during which the conduct took place.

Executive Compensation: Compensation Discussion and Analysis

  2018 Named Executive Officer Compensation Overview

The table below shows the base salary, annual incentive compensation, and fair value of the long-term incentive award PSU grants that were paid or awarded to each named executive officer in connection with the 2018 executive compensation program. Importantly, this Supplemental Compensation Table differs from the Summary Compensation Table appearing later in the proxy statement.

For example, the "Restricted Compensation Incentive" column in the table below shows the restricted shares of our common stock that were earned as part of the annual incentive compensation program for 2018 performance, but were granted in February 2019. In contrast, the Summary Compensation Table appearing later in the proxy statement shows for 2018 the restricted shares of our common stock that were granted in February 2018, meaning that they were earned as part of the annual incentive compensation program for 2017 performance.

Similarly, the Supplemental Compensation Table below shows in the "Long-Term PSU Award" column the PSUs granted to our executive officers in February 2019. In contrast, the Summary Compensation Table appearing later in the proxy statement shows for 2018 the PSUs granted in February 2018, meaning that they were earned as part of the compensation program for 2017 performance.

This table is not a substitute for the information required by SEC rules, specifically the Summary Compensation Table and the related tables appearing later in this proxy statement.

Supplemental Compensation Table

			Incentive Compensation
							Additional One-Time Promotional Option Grant(4)
Name		Base Salary	Cash Incentive(1)	Restricted Compensation Incentive(2)	Long-Term PSU Award(3)	Incentive Total		Total Including Option Grant
Chad R. Abraham	2018	$550,000	$1,420,000	$1,065,000	$1,065,000	$3,550,000	$1,200,010	$5,300,010
CEO	2017	$425,000	$2,626,250	$1,074,375	$1,074,375	$4,775,000	—	$5,200,000
	2016	$425,000	$1,883,750	$1,541,250	$200,074	$3,625,074	—	$4,050,074
Debbra L. Schoneman	2018	$500,000	$850,000	$425,000	$425,000	$1,700,000	$800,015	$3,000,015
President	2017	$500,000	$1,150,000	$575,000	$575,000	$2,300,000	—	$2,800,000
	2016	$500,000	$664,875	$664,875	$300,069	$1,629,819	—	$2,129,819
Timothy L. Carter(5)	2018	$425,000	$370,000	$185,000	$185,000	$740,000	—	$1,165,000
CFO
Frank E. Fairman	2018	$425,000	$151,000	$62,000	$62,000	$275,000	—	$700,000
Head of Public	2017	$425,000	$847,000	$346,500	$346,500	$1,540,000	—	$1,965,000
Finance	2016	$425,000	$1,142,350	$934,650	$200,074	$2,277,074	—	$2,702,074
John W. Geelan(5)	2018	$300,000	$328,250	$88,375	$88,375	$505,000	—	$805,000
General Counsel
R. Scott LaRue	2018	$425,000	$1,966,250	$804,376	$804,375	$3,575,001	—	$4,000,001
Global Co-Head of	2017	$425,000	$1,828,750	$748,125	$748,125	$3,325,000	—	$3,750,000
Investment Banking	2016	$425,000	$1,663,750	$1,361,250	$200,074	$3,225,074	—	$3,650,074
and Capital Markets

(1)
2018 amounts reflect the cash compensation portion of amounts paid under the 2018 annual incentive compensation program in February 2019.

Executive Compensation: Compensation Discussion and Analysis
(2)
2018 amounts reflect the grant date fair value of the time-vested restricted shares of our common stock and restricted investment fund shares granted in February 2019 as the restricted compensation portion of amounts paid under the 2018 annual incentive compensation program.

(3)
2018 amounts reflect the grant date fair value of the PSU awards made in February 2019 as the long-term performance-based portion of amounts paid under the 2018 annual incentive compensation program.

(4)
On February 15, 2018, the Committee granted one-time non-qualified stock option awards to Mr. Abraham and Ms. Schoneman related to their January 1, 2018, promotions to the roles of CEO and President, respectively. The options were awarded with a strike price of $99.00, which represented a 10% premium to the closing price of a share of our common stock on the grant date. The grant date fair value of the awards made to Mr. Abraham and Ms. Schoneman were $1,200,010 and $800,015, respectively.

(5)
Neither Mr. Carter nor Mr. Geelan were designated as one of our named executive officers during 2017 or 2016. Accordingly, the table above includes the compensation of Messrs. Carter and Geelan only for the year in which they were one of our named executive officers.

  2018 Incentive Compensation

Our executive officer incentive compensation program contains two components: (1) our annual incentive program, and (2) our long-term PSU award program. Our annual incentive program is intended to directly align annual incentive pay with a measure of our profitability. Our long-term PSU award program is intended to directly align long-term incentive pay with our (1) adjusted ROE and (2) relative TSR. Each year, annual incentives are determined based on individual and business line performance as measured by our adjusted pre-tax operating income. Long-term PSU awards are then granted to our executive officers with values that are tied to the amount of annual incentives that each executive officer earned during that year. The executive officer must then earn the PSU award through long-term performance.

Executive Compensation: Compensation Discussion and Analysis

2018 Incentive Compensation Overview

  •
  Our annual incentive program directly ties our executive officers' annual incentives to our adjusted pre-tax operating income. With respect to 2018 performance, each executive officer received annual incentives based on the adjusted pre-tax operating income of our company or their business line, as applicable, which the Committee had the discretion to further adjust based on individual and business line performance considerations. Annual incentives are delivered in a mix of cash and time-vested restricted compensation. Our named executive officers also were granted a long-term PSU award in an amount that was directly related to their annual incentives.

  •
  For 2018 performance, total incentive compensation paid to our named executive officers in annual incentives and long-term PSU awards decreased by 23.8%, reflecting the decline in our adjusted pre-tax operating income caused by challenging market conditions for our public finance, institutional brokerage, and asset management businesses. These challenging conditions were partially off-set by the strong performances of our equity financing and advisory services businesses.

Adjusted Pre-Tax Operating Income	Named Executive Officers' Annual Incentive Awards* (cash, time-vested restricted compensation, and PSUs)

*
The year-over-year annual incentive comparison includes Messrs. Abraham, Fairman, and LaRue and Ms. Schoneman, and does not include Messrs. Carter and Geelan, who were not named executive officers in 2017. The annual incentive amounts do not include the stock option grants made in February 2018 to Mr. Abraham and Ms. Schoneman, which were one-time grants related to their promotions to CEO and President, respectively.

Executive Compensation: Compensation Discussion and Analysis

    Relationship between Performance and Total Incentive Pay

The design of our incentive program is intended to directly align pay with performance. Total incentives paid to our executive officers includes compensation from our (1) annual incentive program, and (2) long-term PSU award program.

Our annual incentive program measures performance in terms of our adjusted pre-tax operating income. Executive officers receive increased annual incentives when the company (in the case of the CEO, President, and CFO) or his or her business line (in the case of business line leaders) achieves increased annual profitability.

Our long-term PSU award program measures performance in terms of our (1) adjusted ROE, and (2) relative TSR. Prior to 2018, each executive officer was granted a PSU award in a fixed amount each year. Beginning with the February 2018 grant for 2017 performance, we began to set the value of the PSU award that each executive officer receives each year based on the value of the annual incentives that he or she receives under our annual incentive program. Consequently, executive officers who receive more in annual incentives also receive a larger PSU award.

Due to the design of our incentive program, the total incentive compensation earned by our executive officers will vary depending on the profitability of the company or their respective business lines, and the Committee's evaluations of individual executive officer performance. In addition, the PSU awards must then be earned over their three-year performance period.

The total incentives from the annual incentive program and long-term PSU award program received by our named executive officers (other than Messrs. Carter and Geelan, who were not named executive officers last year) for our 2018 performance decreased by approximately 23.8%, while our adjusted pre-tax operating income decreased by 24.2%, each as compared to the corresponding figure from 2017. The decrease in 2018 incentive compensation paid to our named executive officers reflects challenging market conditions that negatively impacted our public finance, institutional brokerage, and asset management businesses. In addition, our advisory services business, which performed well during the year with strong contributions from our healthcare, energy, consumer, and industrials teams, experienced an 11% decline in revenues in 2018 as compared to 2017, when the business achieved record net revenues that were elevated by several large fees.

Executive Compensation: Compensation Discussion and Analysis

The Committee's Use of Discretion in Setting Annual Incentive Compensation

Although annual incentive compensation is based on company and business line profitability, the Committee exercises discretion that allows it to best align executive officer pay with performance during the year. The Committee believes that its ability to use discretion in setting annual incentive compensation is a critical feature of the company's annual incentive compensation program for the following reasons:

  •
  A formulaic annual incentive program based on predetermined metrics could fail to appropriately incentivize our executive officers from pursuing the strategic opportunities that unexpectedly arise in a human capital-based industry such as ours. For example, our executive officers may find opportunities during the year to hire personnel which may decrease short-term profitability but may be in the best long-term interests of their business. The Committee's use of discretion removes disincentives to taking advantage of such opportunities, while allowing it to hold management accountable for realizing specific results from those opportunities in subsequent years.

  •
  Our annual incentive compensation program is designed to align risk and reward, and the Committee's use of discretion helps to achieve that goal. For example, in recent years the Committee has taken into consideration certain legal settlement costs when determining to reduce executive officers' annual incentive compensation.

  •
  We operate in a cyclical industry. The Committee's use of discretion allows it to take into consideration other, less quantifiable factors that impacted company and business line performance, and provides the flexibility to adjust annual incentive compensation for individual performance versus broader cyclical or market-driven factors that may have impacted results.

Executive Compensation: Compensation Discussion and Analysis

    2018 Compensation Determinations and Relevant Factors

After the Committee reviewed our adjusted pre-tax operating income and followed the processes and considered the factors described above under "—How Compensation Decisions are Made," the following were the material factors that influenced the Committee's determination of 2018 total incentive compensation for each of the named executive officers:

Chad R. Abraham CEO

Chad R. Abraham	2018 Total Incentive Compensation: 2018 was Mr. Abraham's first year in his role as our CEO. His 2018 incentive compensation was down approximately 26% from 2017, which reflects the fact that Mr. Abraham's 2017 incentive compensation was based on his performance as global co-head of investment banking and capital markets, one of our strongest performing businesses, and his 2018 incentive compensation was based on his responsibility for our entire firm's results in his new role as our CEO. The changes to Mr. Abraham's year-over-year total incentive compensation reflect the fact that our overall results were moderated from our record 2017 performance, with adjusted net revenues and adjusted net income declining 10% and 14%, respectively, primarily due to challenging market conditions for our public finance and equities and fixed income institutional brokerage businesses. In addition, our advisory services business, which performed well during the year with strong contributions from our healthcare, energy, consumer, and industrials teams, experienced an 11% decline in revenues in 2018 as compared to 2017, when the business achieved record net revenues. In determining Mr. Abraham's 2018 total incentive compensation, the Committee took all of these factors into account as well as other compensation considerations.

2018 Individual Performance Considerations:

•

Guided us to full year 2018 adjusted net revenues of $780.8 million and adjusted earnings per share of $6.13, representing our second strongest year on record.

•

Achieved 2018 adjusted net income of $93.7 million.

•

Continued to drive our business strategy of increasing our share of revenues from our higher margin, capital-light, and variable cost businesses, including advisory services which accounted for over 50% of our adjusted net revenues during the year.

2018 Incentive Compensation Overview for Chad R. Abraham*

* Mr. Abraham also received a one-time option grant totaling $1,200,010 in February 2018 in connection with his promotion to CEO that is not reflected above. For additional information see "2018 One-Time Promotional Option Grant" on page 47 of this CD&A.

Executive Compensation: Compensation Discussion and Analysis

Debbra L. Schoneman President

Debbra L. Schoneman	2018 Total Incentive Compensation: 2018 was Ms. Schoneman's first year in her role as our President, with responsibility for our public finance, equities and fixed income institutional brokerage, and asset management businesses. Ms. Schoneman's 2018 incentive compensation decreased 26% as compared to 2017, when she was our CFO and Global Head of Equities. While Ms. Schoneman took on an increased role and new responsibilities as President, her 2018 incentive compensation was impacted by the challenging market conditions in our public finance and equities and fixed income institutional brokerage businesses, which are businesses for which Ms. Schoneman is responsible as President. These businesses' revenues were down approximately 18% in aggregate in 2018 from 2017, which significantly decreased their adjusted pre-tax operating income. Ms. Schoneman undertook a number of actions during the year in response to the challenging market conditions, including a reorganization of our fixed income institutional brokerage business intended to better serve our client verticals, and significant cost and capital reductions and eliminations of products and strategies which were not achieving sufficient returns. In addition, Ms. Schoneman led our efforts to acquire Weeden & Co., L.P., which was announced in February 2019. We believe this acquisition will significantly strengthen the value of our firm's equities execution offerings for our clients. In determining Ms. Schoneman's 2018 annual incentive compensation, the Committee took all of these factors into account.

2018 Individual Performance Considerations:

•

Navigated challenging secular trends in our equities institutional brokerage business, and led efforts to better align strategy with client value.

•

Reorganized our fixed income institutional brokerage business strategy, and reduced capital and other costs in response to challenging market conditions.

•

Led our acquisition of Weeden & Co., L.P., which was announced in February 2019, and will significantly strengthen the firm's equities execution offerings.

•

Managed costs and profitability amidst challenging market conditions in our public finance, institutional brokerage, and asset management businesses.

•

Led our firm's efforts to create updated mission, vision, and values statements.

2018 Incentive Compensation Overview for Debbra L. Schoneman

* Ms. Schoneman also received a one-time option grant totaling $800,015 in February 2018 in connection with her promotion to President that is not reflected above. For additional information see "2018 One-Time Promotional Option Grant" on page 47 of this CD&A.

Executive Compensation: Compensation Discussion and Analysis

Timothy L. Carter CFO

Timothy L. Carter	2018 Total Incentive Compensation: Mr. Carter became our CFO effective January 1, 2018. Mr. Carter was previously our senior vice president of finance and treasurer. Mr. Carter's 2018 incentive compensation was positively influenced by his leading role in our strong overall operating performance in 2018 and execution on our 2018 strategic and financial plan. As CFO, he also led our capital management and allocation initiatives during the year, in connection with which he focused on reducing our balance sheet exposure and risk. In addition, Mr. Carter led our investor relations and financial risk management functions during 2018. In determining Mr. Carter's 2018 incentive compensation, the Committee took all of these factors into account.

2018 Individual Performance Considerations:

•

Led our 2018 strategic and financial plan, including firm-wide expense management and improving productivity and performance across our businesses.

•

Led our accounting and financial reporting functions.

•

Supervised capital management and allocation initiatives, including with respect to our continuing policy to pay quarterly and annual special dividends and return capital to shareholders through our share repurchase program.

•

Focused on reducing the capital used in our fixed income institutional brokerage business, freeing capital for other uses and permitting us to create external funding source efficiencies.

2018 Incentive Compensation Overview for Timothy L. Carter

Executive Compensation: Compensation Discussion and Analysis

Frank E. Fairman Head of Public Finance

Frank E. Fairman	2018 Total Incentive Compensation: Mr. Fairman's 2018 incentive compensation decreased by 82% as compared to 2017, which reflects a 12% decline in our public finance revenues during the year and a corresponding decline in the business's adjusted pre-tax operating income. The decline in our public finance performance during 2018 was directly attributable to challenging market conditions for the entire industry. Total U.S. municipal underwriting volume was down 24% in 2018, which was primarily the result of both the pulling forward of municipal issuance activity into the fourth quarter of 2017 from 2018 in anticipation of the Tax Reform Act, and the impact from the Tax Reform Act's elimination of tax exemption for interest on advance refunding bonds. Although Mr. Fairman's year-over-year incentive compensation reflects the challenging market conditions impacting our public finance business and the corresponding decline in our absolute performance, his 2018 incentive compensation was positively affected by the fact that under his management we maintained or improved our market share in our key geographies and sectors, and continued to grow our specialty senior living practice. The Committee took all of these considerations into account in determining Mr. Fairman's incentive compensation for 2018.

2018 Individual Performance Considerations:

•

Led our public finance group to a #8 ranking* in 2018 as measured by underwriting volume (i.e., par value) in sole or senior negotiated and private placement municipal transactions, our highest ranking ever.

•

Led our public finance group to a #2 ranking* in 2018 as measured by number of issuances in sole or senior negotiated and private placement municipal transactions.

•

Led our public finance group to a #6 and #9 ranking* as measured by the number of issuances and underwriting volume (i.e., par value), respectively, in which the company acted as a financial advisor.

*  Source: All rankings are based on data aggregated by Thomson Reuters.

2018 Incentive Compensation Overview for Frank E. Fairman

Executive Compensation: Compensation Discussion and Analysis

John W. Geelan General Counsel

John W. Geelan	2018 Total Incentive Compensation: As our General Counsel, Mr. Geelan's incentive compensation is partly determined by our annual profitability, but a larger component of Mr. Geelan's incentive compensation is based on his individual performance as our General Counsel and leadership of our legal, compliance, and risk control and audit functions during the year. The Committee believes that compensating Mr. Geelan in this manner is appropriate in light of the role that the General Counsel has with respect to the company and its legal, ethical, and risk management considerations.

As General Counsel, Mr. Geelan's 2018 incentive compensation was positively influenced by the significant contributions he made with his management of the company's outstanding litigation and regulatory matters and management of associated expenses, his public company responsibilities, and the efforts he undertook during the year to strengthen our firm's cultural emphasis on ethics and its reputation.

2018 Individual Performance Considerations:

•

Led our legal, compliance, and risk control and internal audit functions.

•

Managed our litigation and regulatory matters as well as associated expenses.

•

Provided legal counsel for our business operations to our senior leadership and Board.

2018 Incentive Compensation Overview for John W. Geelan

Executive Compensation: Compensation Discussion and Analysis

R. Scott LaRue Global Co-Head of Investment Banking and Capital Markets

R. Scott LaRue	2018 Total Incentive Compensation: Mr. LaRue's 2018 incentive compensation increased 7.5% as compared to 2017 as a result of strong operating results achieved by our investment banking and capital markets group during 2018, for which Mr. LaRue had sole responsibility during 2018. Our equity financing business achieved $122.2 million in revenue in 2018, which was that business's strongest performance since 2007, with 75% of those revenues being attributable to book-run deals. In addition, our advisory services business continued to perform well during 2018 with strong contributions from our healthcare, energy, consumer, and industrials teams, although our advisory services revenues were down 11% as compared to 2017, when the business achieved record net revenues. Under Mr. LaRue's leadership, our advisory services business has grown approximately 430% since 2013 as we have made strategic investments for growth and devoted significant efforts to developing, retaining, and hiring senior bankers. In determining Mr. LaRue's 2018 incentive compensation, the Committee took all of these factors into account as well as other compensation considerations.

2018 Individual Performance Considerations:

•

Achieved strong advisory services revenues of $394.1 million.

•

Helped grow equity financing revenues to $122 million with 75% of revenues attributable to book-run deals.

•

Led growth of our advisory services business of approximately 430% since 2013.

2018 Incentive Compensation Overview for R. Scott LaRue

Executive Compensation: Compensation Discussion and Analysis

    Annual Incentives Paid in Restricted Compensation

With respect to our annual performance, the Committee determines a total incentive compensation amount that is based on the profitability of the company (with respect to the CEO, President, and CFO) or business line (with respect to business line leaders) and individual performance during the year. Of that total incentive compensation amount, between 40 and 55% is paid to each named executive officer in cash as an annual incentive (our General Counsel receives 65% of his total incentive in cash). With respect to the remaining 45 to 60% of the total incentive amount (or 35% in the case of our General Counsel), the Committee then splits this amount equally between (1) long-term PSU awards, and (2) time-vested restricted compensation paid in annual incentives.

As a result, under our executive compensation program, even when our named executive officers have very strong business performance in one year, between 45 to 60% of their total incentive compensation has performance-based and time-based vesting conditions. More specifically, each named executive officer receives between 22.5 and 30% of his or her total incentive compensation amount in the form of long-term PSU awards. Due to his role as our company's legal counsel, our General Counsel receives 35% of his total incentive compensation with performance-based and time-based vesting conditions, including 17.5% of his total incentive compensation in the form of long-term PSU awards.

The time-vested restricted compensation is received 50% in restricted shares of our common stock, and 50% in restricted investment fund shares pursuant to our MFRS Plan (as defined below). This restricted compensation vests in three equal annual installments from the date of grant. By paying a portion of annual incentives in time-vested restricted stock, our executive officers are incentivized to achieve long-term returns for our shareholders, as the value of the restricted stock that vests is tied to the performance of our stock price over time. The number of shares of restricted stock granted to each officer was determined by dividing the total dollar value designated to be paid out to the executive officer in restricted stock by the closing price of shares of our common stock on the New York Stock Exchange on February 15, 2019.

For all grants of restricted shares of our common stock made prior to 2019, executive officers holding such shares receive dividends on those shares at the same rate and time as our other shareholders. Beginnig with grants of restricted shares of our common stock made in February 2019, dividends will accrue on the unvested restricted shares and will only be paid out at the time that the underlying restricted shares vest.

    Mutual Fund Restricted Share Plan

The Mutual Fund Restricted Share Plan ("MFRS Plan") provides that a portion of the restricted compensation granted for annual incentive compensation is paid in the form of restricted shares of selected investment funds. The MFRS Plan provides us another way of increasing retention of our executive officers by deferring a portion of their annual incentive compensation and requiring that they continue working for the company in order to receive it. In 2018, each named executive officer received 50% of their restricted compensation in investment fund shares. The mutual fund restricted shares have the same restrictions that would apply to restricted shares of our common stock and vest ratably over three years from the date of grant. We adopted the MFRS Plan to provide our executives an opportunity to diversify the restricted compensation they receive, and believe the plan will help us attract and retain top talent.

Executive Compensation: Compensation Discussion and Analysis

  Long-Term PSU Awards

Beginning with annual incentive compensation awarded in February 2018 for 2017 performance, the amount of each executive officer's PSU award is related to annual company (with respect to the CEO, President, and CFO) or business line (with respect to business line leaders) profitability and individual performance, requiring our executive officers to earn an increased portion of their total incentive compensation through the PSU awards based on adjusted ROE and relative TSR performance metrics.

The Committee granted the 2018 PSU award on February 15, 2018 for 2017 performance. The Committee granted the 2019 PSU award on February 15, 2019, for 2018 performance. The amount of each PSU award granted to each executive officer is determined in relation to their related annual incentives for the year (which were determined based on profitability and individual performance), resulting in each named executive officer receiving between 22.5 and 30% of his or her total incentive compensation in the form of a PSU award (17.5% in the case of our General Counsel).

The grant date fair value of the February 2019 award is reflected in the Supplemental Compensation Table above for 2018 compensation. The grant date fair value of the February 2018 award is reflected in the Summary Compensation Table below for 2018 compensation, and was earned as part of the executive compensation program for 2017 performance.

Executive Compensation: Compensation Discussion and Analysis

February 2018 and 2019 PSU Awards Overview

  •
  PSU awards vest only if certain (1) adjusted ROE, or (2) relative TSR metrics are met over the three-year period.

  •
  Our adjusted ROE targets for each annual PSU grant are determined by the Committee based on our recent and planned future operating performance to ensure that the award properly rewards performance.

Piper Jaffray Relative TSR	Piper Jaffray Adjusted ROE—February 2018 Granted for 2017 Performance

Piper Jaffray Adjusted ROE—February 2019 Granted for 2018 Performance

Note: Each vesting metric provides for interpolation between points in the tables above on a straight-line basis (from threshold to target and from target to maximum).

All of our outstanding PSU awards use the companies comprising the KBW Capital Markets Index as of the date of grant as the peer group for the relative TSR performance measure.

The PSU awards are intended to directly align the interests of our named executive officers with those of our shareholders by requiring that the company achieve certain levels of (1) adjusted ROE or (2) relative TSR in order to vest. Beginning with the February 2019 grant, the target level of the adjusted ROE metric is set by taking the average of the Company's three-year historical adjusted ROE and a planned level of future adjusted ROE. The Committee believes that the PSU award program incentivizes our executive officers to achieve superior financial performance as measured by adjusted ROE and shareholder returns as compared with a broad index of financial services companies.

Executive Compensation: Compensation Discussion and Analysis

The 36-month performance period is designed to provide management an incentive to focus on our strategic direction, sustained performance, and long-term value creation. The Committee established the vesting performance metrics with the intent that our executive officers will only receive additional long-term incentive compensation above the target amounts of the PSU awards if, over the performance period, we significantly outperform the KBW Capital Markets Index and/or achieve an adjusted ROE that exceeds our recent historical and planned future adjusted ROE.

For purposes of the awards, TSR is calculated based on the average closing price during the trailing 60 calendar days as of the beginning and the end of the performance period, and takes into account dividends paid during the performance period. Adjusted ROE under the PSU awards is a non-GAAP financial measure that is calculated based on our reported net income adjusted to eliminate certain expenses and losses that do not relate to our core business.

The PSUs do not provide the recipient any rights as a shareholder such as the right to vote or receive dividends on any shares subject to the PSUs. The PSUs have dividend equivalent rights, which will result in dividends accruing on earned shares that are paid out when those shares ultimately vest. No dividends are paid on unvested performance shares.

  2019 Pay Mix

As illustrated below, the pay mix for all 2019 elements of compensation received by our CEO and by our other named executive officers, as disclosed in the Supplemental Compensation Table above (including the value of the PSU awards granted in February 2019, but excluding the one-time promotional stock option awards granted to our CEO and President) was significantly weighted toward performance-based compensation:

2019 OTHER NAMED
EXECUTIVE
2019 CEO	OFFICERS
PAY MIX	PAY MIX

Due to the decline in our adjusted pre-tax operating income and executive officer incentive compensation for 2018 performance, the base salary of our named executive officers other than our CEO made up a proportionally larger percentage of total compensation in 2018 than previous years. We believe the mix of base salary relative to performance-based compensation in the form of annual

Executive Compensation: Compensation Discussion and Analysis

incentives and PSU awards illustrated above appropriately balances our goal of aligning pay for performance without encouraging undue risk-taking that can arise from compensation excessively weighted toward performance-based elements. This mix is designed to provide an appropriate and competitive amount of incentives for strong annual performance, while leaving a sufficient level of compensation tied to our long-term performance to retain executives and encourage them to focus on long-term value creation. The balance of these interests is determined by the Committee in its discretion, considering factors including reference to pay practices at our peer group.

  Other Compensation

Our executives receive only limited perquisites. Executive officers receive limited additional compensation in the form of reimbursement of dues for club memberships used for business purposes and certain insurance premiums. The cost of these perquisites is included in the "All Other Compensation" column of the Summary Compensation Table in this proxy statement.

We also maintain an international assignment policy that provides benefits for employees working on non-permanent assignments outside their home countries. Under the policy, we assume responsibility for any additional U.S. or foreign taxes that employees incur as a direct result of international assignments, and the employees are responsible for the amount of taxes they would have incurred had they continued to live and work exclusively in the United States. We maintain this policy to encourage employees to accept international assignments that our management believes are in the best interests of our company by mitigating potentially adverse tax consequences that otherwise could result from accepting such assignments. All employees are eligible to participate in our international assignment policy.

In 2018 we paid $311,306 to Mr. LaRue as reimbursement for local tax differences and related expenses, including a related tax gross-up amount of $147,307, in connection with a domestic relocation within the U.S. made by Mr. LaRue at the Company's request. Mr. LaRue also received a $20,295 benefit during the year related to tax consulting and audit services that were paid for by the company.

  2018 One-time Promotional Option Grant

On February 15, 2018, the Committee granted a one-time non-qualified stock option award to Mr. Abraham and Ms. Schoneman related to their promotions to the roles of CEO and President, respectively. The options were awarded with a strike price of $99.00, which represented a 10% premium to the closing price of a share of our common stock on the grant date. The grant date fair value of the awards made to Mr. Abraham and Ms. Schoneman were $1,200,010 and $800,015, respectively. The options vest in three equal parts on the third, fourth, and fifth anniversaries of the date of grant as long as the recipient remains an employee of the company. The options must be exercised within ten years of the date of grant.

  Termination and Change-in-Control Arrangements

We do not have any separate change-in-control agreements (often referred to as "golden parachute" arrangements) that would pay a certain multiple of an executive's compensation (e.g., base salary) upon a change-in-control of the company. In certain instances, award agreements and plans may include

Executive Compensation: Compensation Discussion and Analysis

provisions regarding the payment of compensation in the event of a termination of employment or a change-in-control of our company, as follows:

  •
  All awards granted under the Incentive Plan contain a "double trigger" provision that provides that awards that are continued, assumed or replaced in connection with a change-in-control will vest, be deemed earned or have restrictions lapse only if the award recipient's employment is terminated involuntarily (other than for "cause") within 24 months of the change-in-control.

  •
  If a change-in-control occurs during the performance period for the PSUs, then each PSU will be converted into a share of restricted stock with time-based vesting, and, if the executive's employment with us or one of our affiliates is terminated after the change-in-control and prior to the end of the performance period by us or one of our affiliates without cause, by the executive for good reason, or in connection with the executive's death, disability or retirement, then all restrictions on such shares of restricted stock will lapse upon such termination.

  •
  Under the Incentive Plan, following a termination of employment (other than as a result of a change-in-control), our restricted stock awards granted as part of our annual incentive program will continue to vest so long as the termination was not for cause and the employee does not violate certain post-termination restrictions for the remaining vesting term of their awards.

  •
  Executive officers who are terminated during the year (other than as a result of a change-in-control) will receive cash and equity compensation for that year under our annual incentive program in the discretion of the Committee.

Compensation Policies

  Executive Stock Ownership and Prohibition on Hedging

We have adopted stock ownership guidelines to ensure that our executives maintain a meaningful equity stake in the company, which aligns management's interests with those of our shareholders. The guidelines also help to drive long-term performance and strengthen retention. Our stock ownership guidelines generally require that our executive officers own a specific multiple of their annual base salary in shares of our common stock. The ownership multiple is nine times the base salary for our CEO, four times the base salary for our President, CFO, and business line heads, and two times the base salary for every other executive officer. Whether an executive officer meets the guidelines is determined at the beginning of each year by multiplying his or her share ownership (not including unvested stock awards) by the average daily closing price of our shares of common stock on the New York Stock Exchange for the prior year. If an executive officer is not in compliance with the stock ownership guidelines, then he or she must retain at least 50% of the equity awarded to them as executive officers through our Incentive Plan, or acquired upon exercise of stock options, net of taxes and exercise costs. The guidelines apply upon becoming an executive officer and remain in effect while the individual serves as an executive officer. Furthermore, all of our executive officers, including our named executive officers, are prohibited from hedging any shares of Piper Jaffray Companies common stock, even shares they can freely sell.

Executive Compensation: Compensation Discussion and Analysis

  Equity Grant Timing Policy

In 2006, we established a policy pursuant to which equity grants to employees will be made only once each quarter, on the 15th calendar day of the month following the public release of earnings for the preceding quarter (or, if the 15th calendar day falls on a weekend or holiday, on the first business day thereafter). This policy covers grants made by the Committee as well as grants made by our CEO to employees other than executive officers pursuant to authority delegated to him by the Committee. We established this policy to provide a regular, fixed schedule for equity grants that eliminates the exercise of discretion with respect to the grant date of employee equity awards.

  Policy on Qualifying Compensation for Deductibility

In connection with the enactment of the Tax Cuts and Jobs Act of 2017 ("Tax Reform Act") in December 2017, Section 162(m) of the Internal Revenue Code precludes us from taking a federal income tax deduction for compensation paid in excess of $1 million to our "covered employees" (which as of 2018 includes the CEO, CFO and our three other most highly-compensated executive officers). Prior to 2018, this deduction limitation did not apply to qualified "performance-based" compensation and a company's CFO was not considered to be a "covered officer." Consequently, compensation paid in 2018 and later years to our named executive officers in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.

The Committee generally intends to continue to comply with the requirements of Section 162(m) as it existed prior to the Tax Reform Act with respect to performance-based compensation in excess of $1 million payable under outstanding awards granted before November 2, 2017, under the Incentive Plan in order to qualify them for the transitional relief. However, no assurance can be given that the compensation associated with these awards will qualify for the transitional relief, due to ambiguities and uncertainties as to the application and interpretation of newly revised Section 162(m) and the related requirements for transitional relief.

Although deductibility for compensation amounts paid in excess of $1 million for federal corporate tax purposes will no longer be available going forward, the Committee will continue to emphasize performance-based compensation that aligns with its pay-for-performance compensation philosophy. Therefore, it is not anticipated that the changes to Section 162(m) will significantly impact the design of our executive compensation program as described in this Compensation Discussion and Analysis.

Executive Compensation

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and has recommended to the Board of Directors the inclusion of the Compensation Discussion and Analysis in the company's 2018 year-end disclosure documents.

Compensation Committee of the Board of Directors of Piper Jaffray Companies
Michele Volpi, Chairperson
William R. Fitzgerald
Thomas S. Schreier, Jr.
Sherry M. Smith
Scott C. Taylor

Summary Compensation Table

The following table contains compensation information for the fiscal years noted in the table for our named executive officers.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Chad R. Abraham	2018	550,000	1,577,790	1,200,010	1,952,500	109,567	5,389,867
CEO	2017	425,000	964,161	—	3,163,438	86,407	4,639,006
	2016	425,000	1,116,898	—	2,654,375	53,635	4,249,908
Debbra L. Schoneman	2018	500,000	844,470	800,015	1,062,500	47,479	3,254,464
President	2017	500,000	622,735	—	1,437,500	40,839	2,601,074
	2016	500,000	642,543	—	997,313	22,896	2,162,752
Timothy L. Carter CFO(4)	2018	425,000	129,780	—	462,500	11,912	1,029,192
Frank E. Fairman(5)	2018	425,000	508,860	—	182,000	45,519	1,161,379
Head of Public Finance	2017	425,000	660,888	—	1,020,250	45,944	2,152,082
	2016	425,000	624,632	—	1,609,675	17,580	2,676,887
John W. Geelan General Counsel(4)	2018	300,000	129,240	—	372,438	13,804	815,482
R. Scott LaRue	2018	425,000	1,098,720	—	2,368,438	420,290	4,312,448
Global Co-Head of	2017	425,000	874,188	—	2,202,813	97,435	3,599,436
Investment Banking and Capital Markets	2016	425,000	1,118,898	—	2,334,375	409,805	4,288,078

(1)
The entries in the "Stock Awards" and "Option Awards" columns reflect the aggregate grant date value of the restricted stock, PSUs, and stock option awards computed in accordance with FASB ASC Topic 718. SEC rules do not permit inclusion in a given year of stock awards attributable to a particular year's performance, as is the case for salary and non-equity incentive plan amounts. For example, the restricted stock and PSU grants disclosed for 2018 were made in February 2018, and were related to 2017 performance. See Note 19 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018 for the assumptions used in the valuation of the awards granted during 2018 in accordance with FASB ASC Topic 718. The grant

Executive Compensation

  date fair value of the restricted stock, stock options, and PSUs granted during February 2018 if target performance and maximum performance is achieved are as follows:

	Restricted Stock Awards (granted in February 2018 for 2017 performance) ($)	PSUs (granted in February 2018 for 2017 performance)		One-Time Promotional Stock Option Award (granted in February 2018) ($)
Name		Target ($)	Maximum ($)
Chad R. Abraham	537,210	1,040,580	1,560,870	1,200,010
Debbra L. Schoneman	287,550	556,920	835,380	800,015
Timothy L. Carter	44,190	85,590	128,430	—
Frank E. Fairman	173,250	335,610	503,460	—
John W. Geelan	44,010	85,230	127,890	—
R. Scott LaRue	374,130	724,590	1,086,840	—
(2)
The amounts in this column include for the applicable year (i) the cash compensation earned under our annual incentive program and (ii) the portion of the annual incentive compensation earned during the year and paid in restricted compensation in the form of restricted investment fund shares under our MFRS plan (which was 50% of the restricted compensation for 2018 annual incentive compensation). The following amounts earned for 2018 performance were paid to the named executive officers in the form of restricted investment fund shares in February 2019: Mr. Abraham: $532,500; Ms. Schoneman: $212,500; Mr. Carter: $92,500; Mr. Fairman: $31,000; Mr. Geelan: $44,188; and Mr. LaRue: $402,188. The mutual fund restricted shares vest in three equal annual installments from the date of grant.

(3)
All other compensation for 2018 consists of the following:

Form of All Other Compensation ($)	Chad R. Abraham	Debbra L. Schoneman	Timothy L. Carter	Frank E. Fairman	John W. Geelan	R. Scott LaRue
Club membership dues	—	—	—	2,400	—	—
401(k) matching contributions	7,704	7,704	7,704	7,704	7,704	7,704
Life and long-term disability insurance premiums	837	837	837	1,611	603	1,197
Employer Health Savings Account Contribution	—	500	338	—	500	—
Dividends from Mutual Fund Restricted Share Program	25,328	11,400	462	5,228	1,428	25,783
Dividends from restricted PJC common stock	61,264	27,038	2,571	28,576	3,569	53,308
Other	14,434	—	—	—	—	332,298

  The "Other" amounts identified in the table above reflect (i) a payment of $311,306 to Mr. LaRue as reimbursement for local tax differences and related expenses, including a related tax gross-up amount of $147,307, that he received in connection with a domestic relocation within the U.S. made at the company's request (ii) a benefit of $20,295 received during the year by Mr. LaRue related to tax consulting and audit services that were paid for by the company, (iii) a payment of $13,252 to Mr. Abraham and of $697 to Mr. LaRue related to their proportionate share of a venture capital fund carried interest held by the company as part of a compensation program implemented prior to our spin-off from U.S. Bancorp on December 31, 2003, and (iv) a benefit of $1,182 to Mr. Abraham for the cost of a flight for his spouse accompanying him to an industry roundtable event.

(4)
Messrs. Carter and Geelan were not named executive officers for 2016 or 2017. Accordingly, the table above includes the compensation of both individuals only for the year in which they were one of our named executive officers.

(5)
Mr. Fairman's position as head of public finance was reclassified as a non-executive officer position during 2018.

Executive Compensation

Grants of Plan-Based Awards

The following table provides information regarding the grants of plan-based awards made to the named executive officers during the year ended December 31, 2018.

			Estimated Future Payments Under Non- Equity Incentive Plan Awards(1)
							All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)
										Grant Date Fair Value of Stock and Option Awards ($)(6)
				Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)(3)					Exercise Price of Option Awards ($/share)
		Compensation Committee Approval Date
Name	Grant Date			Threshold	Target	Maximum
Chad R. Abraham	—	—	1,952,500	—	—	—	—	—	—	—
	2/15/2018	2/6/2018	—	5,781	11,562	17,343	—	—	—	1,040,580
	2/15/2018	2/6/2018	—	—	—	—	5,969	—	—	537,210
	2/15/2018	2/6/2018	—	—	—	—	—	49,000	99.00	1,200,010
Debbra L. Schoneman	—	—	1,062,500	—	—	—	—	—	—	—
	2/15/2018	2/6/2018	—	3,094	6,188	9,282	—	—	—	556,920
	2/15/2018	2/6/2018	—	—	—	—	3,195	—	—	287,550
	2/15/2018	2/6/2018	—	—	—	—	—	32,667	99.00	800,015
Timothy L. Carter	—	—	462,500	—	—	—	—	—	—	—
	2/15/2018	2/6/2018	—	476	951	1,427	—	—	—	85,590
	2/15/2018	2/6/2018	—	—	—	—	491	—	—	44,190
Frank E. Fairman	—	—	182,000	—	—	—	—	—	—	—
	2/15/2018	2/6/2018	—	1,865	3,729	5,594	—	—	—	335,610
	2/15/2018	2/6/2018	—	—	—	—	1,925	—	—	173,250
John W. Geelan	—	—	372,438	—	—	—	—	—	—	—
	2/15/2018	2/6/2018	—	474	947	1,421	—	—	—	85,230
	2/15/2018	2/6/2018	—	—	—	—	489	—	—	44,010
R. Scott LaRue	—	—	2,368,438	—	—	—	—	—	—	—
	2/15/2018	2/6/2018	—	4,026	8,051	12,076	—	—	—	724,590
	2/15/2018	2/6/2018	—	—	—	—	4,157	—	—	374,130

(1)
The amounts in this column reflect the (i) the cash compensation earned under our annual incentive program for 2018 performance and (ii) the portion of the annual incentive compensation earned for 2018 performance and paid in restricted compensation in the form of restricted investment fund shares under our MFRS plan (which was 50% of the restricted compensation for 2018 annual incentive compensation). These amounts correspond to the amounts disclosed under "Non-Equity Incentive Plan Compensation" for 2018 in the Summary Compensation Table above.

(2)
The amounts in this column reflect the number of PSUs granted to the named executive officers on February 15, 2018, which will be earned and vest based on our adjusted ROE and our TSR as measured on a relative basis compared to a broad index of financial services companies over a 36-month performance period. The number of PSUs granted to each named executive officer was determined by dividing a dollar value for the executive's award by the fair market value of a PSU, rounded up to the nearest whole PSU. The fair market value of each PSU granted on February 15, 2018, was $92.93. The 50% portion of the award that vests based on relative TSR was determined to have a fair market value of $47.93 per PSU, and was determined by using a Monte Carlo simulation, which assumed a risk-free interest rate of 2.40 percent and expected stock price volatility of 34.8 percent. The remaining 50% of the award that vests based on adjusted ROE was determined to have a fair market value of $45.00 per PSU, and was determined based on the $90.00 closing price of a share of our common stock on the New York Stock Exchange on February 15, 2018. The number of PSUs reflected in the table above represents the threshold, target, and maximum number of shares of common stock that may be issued pursuant to the PSU awards depending on the performance metrics that are achieved. If the performance metrics that are achieved for the adjusted ROE and/or the relative TSR measures exceed the target amounts, then the maximum number of shares of common stock that can be earned under the PSU awards are 150% of the target number of shares.

(3)
The February 2018 PSUs do not provide any voting rights, but do provide the recipient with dividend equivalent rights, which will be paid out in cash at the end of the performance period only on those shares that are ultimately earned and vested under the award. For a more complete description of the PSUs, see "Compensation Discussion and Analysis—Long-Term PSU Awards."

(4)
The amounts in this column reflect restricted PJC common stock awards granted to the named executive officers in February 2018 based on their 2017 performance. The shares of restricted stock were granted to these officers on February 15, 2018. All of the restricted stock was granted under the Incentive Plan and will vest in three equal installments on February 16 of each of 2019, 2020, and 2021, assuming the award recipient complies with the terms and conditions of the applicable award agreement. The restricted stock awards are subject to forfeiture prior to vesting following certain terminations of employment or in the event the award recipient is terminated for cause, misappropriates confidential company information, participates in or is employed by a talent competitor of Piper Jaffray, or solicits employees, customers or clients of Piper Jaffray, all as set forth in more detail in the applicable award agreement. Recipients have the right to vote all shares of Piper Jaffray restricted stock they hold. All shares of restricted PJC common stock granted prior to 2019 will receive dividends on the restricted stock at the same time and rate as paid to our other shareholders. The number of shares of restricted stock awarded to each named executive officer for 2017 performance was determined by dividing specified dollar amounts representing a percentage of the individual's total annual incentive compensation for 2017 by $90.00, the closing price of our common stock on the New York Stock Exchange on the February 15, 2018 grant date.

(5)
The amounts in this column reflect the one-time promotional stock option grant made to Mr. Abraham and Ms. Schoneman in February 2018 in connection with their promotions to CEO and President, respectively. The number of stock options granted to each Mr. Abraham and Ms. Schoneman was determined by dividing a dollar value for the executive's award by the fair market value of a stock option, rounded up to the nearest whole stock option. The stock options were granted with an option exercise price of $99.00, which represented a 10% premium above the $90.00 closing price of a share of our common stock on the New York Stock Exchange on February 15, 2018. The fair market value of each stock option granted was $24.49. This fair market value was determined by using a Black-Scholes valuation, which assumed a risk-free interest rate of 2.82 percent and expected option life of 7 years.The stock options vest in three equal installments on February 15 of each of 2021, 2022, and 2023.

(6)
The grant date fair value is generally the amount the company would expense in its financial statements over the award's service period under FASB ASC Topic 718.

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning equity awards held by the named executive officers that were outstanding as of December 31, 2018.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested(2) (#)	Market Value of Shares of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Chad R. Abraham	—	49,000	99.00	2/15/2028	19,636	1,292,835	23,977	1,578,646
Debbra L. Schoneman	—	32,667	99.00	2/15/2028	8,666	570,570	24,809	1,633,425
Timothy L. Carter	—	—	—	—	824	54,253	951	62,614
Frank E. Fairman	—	—	—	—	9,159	603,029	16,144	1,062,921
John W. Geelan	—	—	—	—	1,144	75,321	7,155	471,086
R. Scott LaRue	—	—	—	—	17,086	1,124,943	20,466	1,347,482

(1)
The stock options vest in three equal installments on February 15 of each of 2021, 2022, and 2023.

(2)
The shares of restricted stock vest on the dates and in the amounts set forth in the table below, so long as the award recipient complies with the terms and conditions of the applicable award agreement.

Vesting Date	Chad R. Abraham	Debbra L. Schoneman	Timothy L. Carter	Frank E. Fairman	John W. Geelan	R. Scott LaRue
February 16, 2019	12,498	5,173	431	5,960	650	11,525
February 16, 2020	5,148	2,428	229	2,557	331	4,175
February 16, 2021	1,990	1,065	164	642	163	1,386
(3)
The values in these columns are based on the $65.84 closing sale price of a share of our common stock on the New York Stock Exchange on December 31, 2018.

(4)
The numbers in this column reflect the number of PSUs awarded in May 2016 and February of 2017 and 2018 that will vest on May 14, 2019, and December 31 of 2020 and 2021, respectively, to the extent earned in accordance with the performance metrics over the three-year performance period. Under the awards granted in May 2015, these performance metrics include absolute and relative total shareholder return. With respect to the February 2017 and 2018 awards, these performance metrics include adjusted ROE and relative total shareholder return. The number of PSUs shown for the February 2017 and 2018 awards represents the target number of shares of common stock that may be issued pursuant to such award depending on the performance metrics that are achieved.

Executive Compensation

Option Exercises and Stock Vested

The following table sets forth certain information concerning stock options exercised and restricted stock and PSU awards vested during the year ended December 31, 2018.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Chad R. Abraham	—	—	23,808	2,036,243
Debbra L. Schoneman	—	—	18,249	1,490,847
Timothy L. Carter	—	—	419	37,519
Frank E. Fairman	—	—	14,073	940,599
John W. Geelan	—	—	4,612	365,207
R. Scott LaRue	—	—	23,440	2,003,344

(1)
There were no stock options exercised by our named executive officers during 2018.

(2)
The value realized upon vesting of the stock awards is based on the $89.40 and $89.80 closing sale price of a share of our common stock on the New York Stock Exchange on February 16 and 20, 2018, respectively, the dates on which restricted stock awards granted in previous years vested, or the first trading date during which the New York Stock Exchange was open following the date on which the award vested. In addition, 84.8% of the PSUs that were granted to our executive officers in May 2015 vested following the certification by our Committee that certain total shareholder return metrics were met, and each PSU that vested was settled in a share of our common stock. The value realized upon settlement of the PSUs is based on the $77.25 closing sale price of a share of our common stock on the New York Stock Exchange on May 21, 2018.

Nonqualified Deferred Compensation

In June 2013, we adopted the Piper Jaffray Companies Deferred Compensation Plan (the "Deferred Compensation Plan"). The Deferred Compensation Plan is intended to be an "unfunded" plan, and, subject to the terms and conditions set forth in the Deferred Compensation Plan, each eligible participant may elect to defer a maximum of 50% of their salary or 90% of the cash award they receive under the annual incentive program. Deferrals under the Deferred Compensation Plan are fully vested at all times, and are credited to a deferral account maintained for each participant. Each participant has the opportunity to select from notional investment options determined by the plan administrator, and the amounts credited to their deferral accounts are adjusted periodically to reflect earnings and losses calculated based on the market return of the notional investment options selected by the participant. The notional investment options available under the Deferred Compensation Plan are similar to those offered under the company's 401(k) plan, except that the self-directed brokerage feature is not available. Participants may make investment changes at any time. With certain exceptions, deferral accounts are paid or commence payment upon a fixed payment date, as elected by the participant, or upon the participant's retirement. Participants generally may elect that payments be made in a single lump sum or in annual installments over a period of between two and ten years, however, payment will be made in a lump sum upon the termination of a participant's employment for any reason other than retirement.

On August 9, 2017, the Committee approved the discontinuance of future deferral elections by participants for performance periods after December 31, 2017.

Executive Compensation

The following table summarizes information with respect to the participation of the named executive officers in the Deferred Compensation Plan for the year ended December 31, 2018.

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/Distributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Chad R. Abraham	—	—	$405,259	$1,551,222
Debbra L. Schoneman	—	—	$219,857	$1,061,175
Timothy L. Carter	—	—	—	—
Frank E. Fairman	—	—	—	—
John W. Geelan	—	—	—	—
R. Scott LaRue	—	—	—	$7,091,338

(1)
None of the named executive officers had any aggregate earnings on their deferred compensation in 2018. The company does not report aggregate earnings or withdrawals in the Summary Compensation Table as part of each named executive officer's compensation because the company does not pay guaranteed, above-market or preferential earnings on deferred compensation.

(2)
The amounts reported in this column for each named executive officer include total amounts deferred from non-equity annual incentive compensation and the returns of each named executive officer on those amounts deferred based on the performance of their notional investment selections. All of these amounts include the following amounts reported in the Summary Compensation Table for prior years: Mr. Abraham: $1,697,000; Ms. Schoneman: $1,104,938; and Mr. LaRue: $5,962,000.

Executive Compensation

Potential Payments Upon Termination or Change-in-Control

The following table sets forth quantitative information with respect to potential payments to be made to each of the named executive officers or their beneficiaries upon termination in various circumstances, assuming termination on December 31, 2018. In the following table, unless indicated otherwise, all equity is listed at its dollar value as of December 31, 2018.

	Type of Termination
Name	Change-in-Control Not Followed by Employment Termination ($)	Involuntary Termination Within 24 Months Following a Change-in-Control ($)	Voluntary Termination ($)	Involuntary Termination Under Severance Plan ($)	Other Involuntary Termination Not for Cause ($)	Death or Disability ($)	Involuntary Termination for Cause ($)
Chad R. Abraham
Severance(1)	—	—	—	275,000	—	—	—
Restricted Compensation(2)(3)	—	2,709,784	2,709,784	2,709,784	2,709,784	2,709,784	—
PSUs(4)	Indeterminable	Indeterminable	—	Indeterminable	—	Indeterminable	—
Stock Options(2)(5)	—	—	—	—	—	—	—
Debbra L. Schoneman
Severance(1)	—	—	—	250,000	—	—	—
Restricted Compensation(2)(3)	—	1,203,687	1,203,687	1,203,687	1,203,687	1,203,687	—
PSUs(4)	Indeterminable	Indeterminable	—	Indeterminable	—	Indeterminable	—
Stock Options(2)(5)	—	—	—	—	—	—	—
Timothy L. Carter
Severance(1)	—	—	—	212,500	—	—	—
Restricted Compensation(2)(3)	—	131,330	131,330	131,330	131,330	131,330	—
PSUs(4)	Indeterminable	Indeterminable	—	Indeterminable	—	Indeterminable	—
Frank E. Fairman
Severance(1)	—	—	—	212,500	—	—	—
Restricted Compensation(2)(3)	—	1,277,491	1,277,491	1,277,491	1,277,491	1,277,491	—
PSUs(4)	Indeterminable	Indeterminable	—	Indeterminable	—	Indeterminable	—
John W. Geelan
Severance(1)	—	—	—	150,000	—	—	—
Restricted Compensation(2)(3)	—	155,858	155,858	155,858	155,858	155,858	—
PSUs(4)	Indeterminable	Indeterminable	—	Indeterminable	—	Indeterminable	—
R. Scott LaRue
Severance(1)	—	—	—	212,500	—	—	—
Restricted Compensation(2)(3)	—	2,358,461	2,358,461	2,358,461	2,358,461	2,358,461	—
PSUs(4)	Indeterminable	Indeterminable	—	Indeterminable	—	Indeterminable	—

(1)
Under our Severance Plan, employees may be eligible for severance payments in the event of employment termination by us due to a facility closure, permanent work-force reduction, organizational change that eliminates the employee's position, or similar event as determined by the company. The named executive officers participate in the Severance Plan on the same basis as all other employees. The amount in the table reflects salary continuation payments calculated in accordance with the provisions of the plan. In addition, under this plan, the named executive officers would be entitled to continue to participate in our health and welfare benefits programs at employee rates during the severance period.

(2)
Under the Incentive Plan, in the event of a change-in-control of Piper Jaffray, regardless of whether an employee's employment is terminated, all awards that are continued, assumed or replaced in connection with a change-in-control will vest, be deemed earned or have restrictions lapse only if the recipient's employment is terminated involuntarily (other than for cause) within 24 months of the change-in-control.

Executive Compensation
(3)
Under the applicable award agreements, all of the restricted stock and mutual fund restricted shares awards will continue to vest following a termination of employment only so long as the termination was not for cause and the employee does not violate certain post-termination restrictions. Vesting is also accelerated upon a company-determined severance event. The amounts in the table reflect these terms and conditions and assume compliance with any post-termination vesting requirements that are within the named executive officers' control.

(4)
With respect to the PSU awards made in May 2016, under the applicable award agreements, each PSU automatically will become one share of restricted stock on the closing date of a change-in-control, and each resulting share of restricted stock will remain restricted until the end of the applicable 36-month performance period. With respect to the PSU award made in February 2017 and February 2018, under the applicable award agreement, if the change-in-control occurs within the first 12-months of the performance period, each PSU automatically will become one share of restricted stock as if the performance under the award would have been achieved at the target level. If the change-in-control occurs within the second or third year of the performance period, each PSU automatically will become one share of restricted stock based on the actual performance achieved as if the date of the change-in-control were the last day of the performance period. If the named executive officer remains continuously employed by us after the closing of the change-in-control through the end of the 36-month performance period, all shares of restricted stock arising from the PSUs will vest on the last day of the performance period. If the named executive officer's employment is terminated after the closing of the change-in-control and prior to the end of the performance period (i) by us without cause, (ii) by the named executive officer for good reason, (iii) in connection with the named executive officer's death or disability or (iv) under such circumstances qualifying as a retirement, all unvested shares of restricted stock arising from the PSUs will vest on the date of termination of the named executive officer's employment with us. Because the number of PSUs that would become shares of restricted stock in the event of a change-in-control depends on the date of the change-in-control, the total amounts are not determinable at this time. If the named executive officer's employment with us terminates because of a company-determined severance event or the named executive officer's, death, disability, or qualifying retirement prior to a change-in-control, then the named executive officer will earn the same number of PSUs that would otherwise be earned pursuant to the award agreement but for the named executive officer's termination or retirement. The 36-month performance period for the PSUs awarded in 2016 ends on May 14, 2019, and the 36-month performance for the PSUs awarded in 2017 and 2018 ends on December 31, 2019, and December 31, 2020, respectively. Therefore, any PSUs that might vest in connection with a named executive officer's termination as a result of a company-determined severance event, or his or her retirement, death or disability is not determinable at this time.

(5)
Under the applicable stock option award agreements, the stock options shall vest ratably on the third, fourth, and fifth anniversary of the date of grant, which was February 15, 2018. If the named executive officer is terminated by the company without cause following the second anniversary of the date of grant, then the portion of the stock option that was scheduled to vest on the next anniversary of the date of grant shall immediately vest in full and may be exercised until February 15, 2028. None of the stock options had any value as of December 31, 2018.

CEO Pay Ratio

We reasonably estimate that the ratio of our CEO's annual total compensation to the annual total compensation of our median employee for our fiscal year ended December 31, 2018 was

Executive Compensation

approximately 31:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

The 2017 median employee that we identified in connection with the proxy statement that we prepared for our 2018 annual shareholders' meeting experienced a change in circumstances in 2018 which resulted in that employee receiving significantly higher total compensation in 2018 as compared to 2017. Because the change in the 2017 median employee's compensation was not a result of a change in our broader compensation practices, we believe that the use of the same 2017 median employee to determine the 2018 CEO pay ratio would result in a significant and unrepresentative change to our pay ratio disclosure. Therefore, consistent with SEC rules, we chose to substitute for the 2017 median employee an employee that had been immediately adjacent to the 2017 median employee. This substituted 2018 median employee had substantially similar 2017 W-2 compensation to that of the 2017 median employee. We believe the substitution of this employee as our 2018 median employee is reasonable because we did not otherwise have any meaningful changes in our employee population or employee compensation arrangements in 2018. We then determined the 2018 median employee's annual total compensation for 2018, including any perquisites and other benefits, in the same manner that we determine the annual total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above.

The annual total compensation of our 2018 median employee was determined to be $179,011, which we then compared to the annual total compensation of our CEO disclosed above in the Summary Compensation Table of $5,389,867. The elements included in the CEO's annual total compensation are fully discussed above in the footnotes to the Summary Compensation Table.

Risk Assessment of Compensation Policies and Practices

In early 2019, our management prepared a company-wide inventory and review of our compensation policies and practices for both executive officers and for employees generally, which management discussed with the Compensation Committee. In connection with this review and discussion, we determined that our compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

Executive Compensation

Equity Compensation Plan Information

The following table summarizes, as of December 31, 2018, the number of shares of our common stock to be issued upon exercise of outstanding options granted under our equity plans as of December 31, 2018. The table also includes the weighted-average exercise price of options and the number of shares remaining available for future issuance under the plans for all awards.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares in first column)
Equity compensation plans approved by shareholders	81,667	$99.00	793,190	(1)
Equity compensation plans not approved by shareholders(2)	—	—	—

(1)
Based on the 8,200,000 shares currently authorized for issuance under the Incentive Plan. 703,454 shares of restricted stock and 196,565 performance-based restricted share units were issued and outstanding as of December 31, 2018. All of the shares available for future issuance under the Incentive Plan as of December 31, 2018 may be granted in the form of restricted stock, restricted stock units, options or another equity-based award authorized under the plan.

(2)
In 2015, we established the Piper Jaffray Companies 2016 Employment Inducement Award Plan ("Simmons Inducement Plan") in anticipation of the acquisition of Simmons & Company International ("Simmons"). The New York Stock Exchange permits the adoption of an equity compensation plan without shareholder approval if awards under the plan are to be a material inducement to prospective employees to accept employment. Accordingly, we adopted the Simmons Inducement Plan to induce employees of Simmons to accept employment with the company in connection with the acquisition. On May 15, 2016, we issued 286,776 shares of restricted stock to 24 employees who had been associated with Simmons. These shares vest three years from the date of grant. As of December 31, 2018, 254,058 of these shares of restricted stock were issued and outstanding. On August 5, 2016, we terminated the Simmons Inducement Plan as to future grants. No additional shares will be granted under the Simmons Inducement Plan.

Security Ownership

SECURITY OWNERSHIP

Stock Ownership Guidelines

We believe it is important for our directors and executive officers to maintain a meaningful equity interest in our company, to ensure that their interests are aligned with the interests of our shareholders. Our Compensation Committee has adopted stock retention guidelines to establish expectations for our executive officers and non-employee directors with respect to their equity stake in the company. Non-employee directors are expected to own shares of our common stock with a value at least equal to three times the annual basic cash retainer fee paid under our non-employee director compensation program, which does not include fees paid for committee or any other Board service. If a director is not in compliance with the stock ownership guidelines, then he or she must retain at least 50% of the equity awarded to them through our Incentive Plan. The guidelines for non-employee directors applies irrespective of taxes paid for shares awarded. The stock retention guidelines applicable to our executive officers are described above in "Compensation Discussion and Analysis—Compensation Policies—Executive Stock Ownership and Prohibition on Hedging."

Beneficial Ownership of Directors, Nominees and Executive Officers

The following table shows how many shares of our common stock were beneficially owned as of March 21, 2019 by each of our directors and executive officers named in the Summary Compensation Table contained in this proxy statement, and by all of our directors and executive officers as a group. The table also includes the number of shares of phantom stock that were deemed owned as of this date by each of our non-employee directors. Unless otherwise noted, the shareholders listed in the table have sole voting and investment power with respect to the shares owned by them.

Name of Beneficial Owner	Shares of Piper Jaffray Common Stock*	Phantom Shares**
Chad R. Abraham	60,724(1)	—
Andrew S. Duff	185,495(2)	—
Timothy L. Carter	5,580(3)	—
Frank E. Fairman	50,321(4)	—
William R. Fitzgerald	—	15,743
John W. Geelan	11,235(5)	—
B. Kristine Johnson	14,261(6)	1,885
R. Scott LaRue	59,640(7)	—
Addison L. Piper	25,677(8)	3,777
Debbra L. Schoneman	46,037(9)	—
Thomas S. Schreier	1,267(10)	—
Sherry M. Smith	1,158(11)	4,944
Philip E. Soran	6,831(12)	4,906
Scott C. Taylor	8,410(13)	733
Michele Volpi	12,342(14)	—
All directors and executive officers as a group (16 persons)	585,629(15)	31,988

*
None of the individuals identified in this table owns more than 1% of Piper Jaffray common stock outstanding with the exception of Mr. Duff with 1.3%. As a group, our directors and executive officers

Security Ownership

  hold 4.1% of Piper Jaffray common stock. (These percentages are calculated using our outstanding shares as of March 21, 2019.) The holders of restricted stock identified in the footnotes below have no investment power with respect to the restricted stock.

**
The directors have no voting or investment power with respect to the shares of phantom stock. All shares of phantom stock have been deferred pursuant to the Deferred Compensation Plan for Non-Employee Directors, as described above under "Compensation Program for Non-Employee Directors."

(1)
Includes 7,534 shares of restricted stock that will vest on February 16, 2020, 4,376 shares of restricted stock that will vest on February 16, 2021, 2,386 shares of restricted stock that will vest on February 16, 2022, and 46,428 shares of common stock held directly.

(2)
Includes 7,303 shares of restricted stock that will vest on February 16, 2020, 2,498 shares of restricted stock that will vest on February 16, 2021, 10 shares of common stock held by his two children, and 175,684 shares of common stock held directly.

(3)
Includes 643 shares of restricted stock that will vest on February 16, 2020, 579 shares of restricted stock that will vest on February 16, 2021, 415 shares of restricted stock that will vest on February 16, 2022, and 3,943 shares of common stock held directly.

(4)
Includes 2,694 shares of restricted stock that will vest on February 16, 2020, 781 shares of restricted stock that will vest on February 16, 2021, 139 shares of restricted stock that will vest on February 16, 2022, and 46,707 shares of common stock held directly.

(5)
Includes 529 shares of restricted stock that will vest on February 16, 2020, 361 shares of restricted stock that will vest on February 16, 2021, 198 shares of restricted stock that will vest on February 16, 2022, and 10,147 shares of common stock held directly.

(6)
Includes 8,731 shares of common stock held directly, 1,200 shares of common stock held in an individual retirement account, and 4,330 shares of common stock held in a family trust.

(7)
Includes 5,977 shares of restricted stock that will vest on February 16, 2020, 3,188 shares of restricted stock that will vest on February 16, 2021, 1,802 shares of restricted stock that will vest on February 16, 2022, and 48,673 shares of common stock held in a revocable living trust of which Mr. LaRue is trustee and both Mr. LaRue and Mr. LaRue's spouse are beneficiaries.

(8)
Includes 24,627 shares of common stock held directly, and 1,000 shares of common stock held in an individual retirement account. The amount for Mr. Piper also includes 50 shares of common stock held by Mr. Piper's spouse, as to which he disclaims beneficial ownership because he does not have voting or dispositive power over the shares.

(9)
Includes 3,380 shares of restricted stock that will vest on February 16, 2020, 2,017 shares of restricted stock that will vest on February 16, 2021, 953 shares of restricted stock that will vest on February 16, 2022, and 39,687 shares of common stock held directly.

(10)
All shares beneficially owned by Mr. Schreier are held directly.

(11)
All shares beneficially owned by Ms. Smith are held directly.

(12)
All shares beneficially owned by Mr. Soran are held directly.

(13)
All shares beneficially owned by Mr. Taylor are held directly.

(14)
All shares beneficially owned by Mr. Volpi are held directly.

(15)
Includes 28,060 shares of restricted stock that will vest on February 16, 2020, 13,800 shares of restricted stock that will vest on February 16, 2021, 5,893 shares of restricted stock that will vest on February 16, 2022, and 537,876 shares of common stock held directly, by family members, by family trusts or by an individual retirement account.

Security Ownership

Beneficial Owners of More than Five Percent of Our Common Stock

Based on filings made under Section 13(g) of the Securities Exchange Act of 1934, the persons known by us to be beneficial owners of more than 5% of our common stock, as of March 21, 2019, were as follows:

Name of Beneficial Owner	Shares of Piper Jaffray Common Stock	Percent of Class
BlackRock, Inc.
55 East 52nd Street New York, NY 10055	2,248,518(1)	15.8%
The Vanguard Group, Inc.
100 Vanguard Blvd. Malvern, PA 19355	1,478,844(2)	10.4%

(1)
This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 31, 2019, by BlackRock, Inc. BlackRock reported sole voting power as to 2,172,931 shares and sole dispositive power as to 2,248,518 shares.

(2)
This information is based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2019, by The Vanguard Group, Inc. Vanguard reported that it has sole voting power as to 14,708 shares, shared voting power as to 3,588 shares, sole dispositive power as to 1,461,933 shares, and shared dispositive power as to 16,911 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors to file initial reports of ownership of our securities and reports of changes in ownership with the Securities and Exchange Commission. Based on our knowledge and on written representations from our executive officers and directors, we believe that all Section 16(a) filing and disclosure requirements applicable to our executive officers and directors for 2018 have been satisfied.

Certain Relationships and Related Transactions

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-employee directors, is responsible for establishing and administering our policies involving the compensation of our executive officers. No employee of the company serves on the Compensation Committee. The Committee members have no interlocking relationships as defined by the rules and regulations of the Securities and Exchange Commission.

Transactions with Related Persons

From time to time in the ordinary course of business, Piper Jaffray, through our subsidiaries, engages in transactions with other corporations or entities whose executive officers or directors also are directors or executive officers of Piper Jaffray or have an affiliation with our directors or executive officers. Such transactions are conducted on an arm's-length basis and may not come to the attention of our directors or executive officers or those of the other corporations or entities involved. In addition, from time to time our executive officers and directors and their affiliates may engage in transactions in the ordinary course of business involving goods and services provided by Piper Jaffray, such as brokerage, asset management and financial advisory services. Such transactions are made on substantially the same terms and conditions as other similarly-situated clients who are neither directors nor employees.

We engage in ordinary course trading, brokerage and similar transactions with BlackRock and The Vanguard Group, both of whom are 5% or greater shareholders of the company. The transactions we conduct with these firms are negotiated on an arms-length basis and contain customary terms and conditions.

From time to time, we permit our employees, including executive officers, and directors who are accredited investors to personally invest in private funds managed by Piper Jaffray or our asset management subsidiaries to support marketing efforts for these funds. To encourage employee participation in these private funds, they may be offered to employees, including executive officers, on a reduced or no management fee basis. No distributions, consisting of profits and other income and/or return of amounts initially invested, exceeded $120,000 from funds managed by Piper Jaffray or our asset management subsidiaries were made to our executive officers or directors during 2018, except for a distribution from our merchant banking fund to Mr. LaRue in the amount of $129,779 and Mr. Soran in the amount of $492,024 following a liquidity event achieved by the fund. With respect to registered funds advised or sub-advised by our asset management subsidiaries, executive officers and directors may invest their personal funds in these funds on substantially the same terms and conditions as other similarly-situated investors in these funds who are neither directors nor employees.

Review and Approval of Transactions with Related Persons

To minimize actual and perceived conflicts of interests, the Board has adopted a written policy governing our company's transactions where the aggregate amount involved is reasonably expected to exceed $120,000 and any of the following persons has or may have a direct or indirect interest: (a) our executive

Certain Relationships and Related Transactions

officers or directors (including nominees), (b) shareholders who own more than 5% of our common stock, (c) immediate family members of any executive officer or director, and (d) the primary business affiliation of any person described in (a), (b) or (c). Unless exempted from the policy, related person transactions must be submitted for review by our Nominating and Governance Committee. The Nominating and Governance Committee considers the available, relevant facts and circumstances and will approve or ratify only those related person transactions that it determines are in, or are not inconsistent with, the best interests of our company and its shareholders. The chairperson of the Nominating and Governance Committee may approve and ratify transactions if it is not practicable to wait until the next committee meeting, but the chairperson is required to report to the committee at its next meeting any approval or ratification pursuant to this delegated authority. The Board also may exercise the powers and duties of the Nominating and Governance Committee under our policy governing related person transactions. Certain transactions that would not be required to be disclosed under applicable rules and regulations of the Securities and Exchange Commission are exempted from the definition of related person transactions under our policy.

Audit Committee Report

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO OUR INDEPENDENT AUDITOR

Audit Committee Report

The primary function of our Audit Committee is oversight of our financial reporting process, publicly filed financial reports, internal accounting and financial controls, and the independent audit of the consolidated financial statements. The consolidated financial statements of Piper Jaffray Companies for the year ended December 31, 2018 were audited by Ernst & Young LLP, independent auditor for the company.

As part of its activities, the Committee has:

  1.
  Reviewed and discussed with management and the independent auditor the company's audited financial statements;

  2.
  Discussed with the independent auditor the matters required to be communicated under applicable Public Company Accounting Oversight Board standards; and

  3.
  Received the written disclosures and letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board requirements regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor's independence.

Management is responsible for the company's system of internal controls and financial reporting process. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon. Our Committee's responsibility is to monitor and oversee these processes. Based on the foregoing review and discussions and a review of the report of Ernst & Young LLP with respect to the consolidated financial statements, and relying thereon, we have recommended to the Board of Directors of Piper Jaffray Companies the inclusion of the audited consolidated financial statements in Piper Jaffray's Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors of Piper Jaffray Companies
Sherry M. Smith, Chairperson
Thomas S. Schreier
Scott C. Taylor

Audit Committee Report

Auditor Fees

Ernst & Young LLP served as our independent auditor for 2018 and 2017. The following table presents fees for professional audit services for the audit of our annual consolidated financial statements for 2018 and 2017, as well as fees for the review of our interim consolidated financial statements for each quarter in 2018 and 2017 and for all other services performed for 2018 and 2017 by Ernst & Young LLP.

	2018	2017
Audit Fees	$1,349,000	$1,247,900
Audit-Related Fees(1)	$176,100	$221,200
Tax Fees	$0	$0
All Other Fees(2)	$64,995	$325,880

Total	$1,590,095	$1,794,980

(1)
Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Specifically, the services provided for 2018 and 2017 included services relating to IRA Keogh agreed-upon procedures, employee benefit plan audits, audit procedures related to accounting records required to respond to or comply with financial, accounting, or regulatory matters, internal control reviews and assistance with internal control reporting requirements, including the security custody surprise audit count, and the issuance of an independent auditor's report on controls placed in operation and tests of operating effectiveness. The services provided also include audit services provided to consolidated investment funds of our alternative asset management business and certain of our merchant banking funds. In addition to the amounts disclosed in the table above, certain nonconsolidated private investment funds of Advisory Research, Inc. ("ARI"), our primary asset management business, engage Ernst & Young LLP to provide audit services for the funds. The total amounts paid by the ARI funds to Ernst & Young LLP for these audit services was $202,000 in 2018 and $339,735 in 2017.

(2)
In 2018, we engaged Ernst & Young LLP to provide due diligence consulting services in connection an investment being evaluated by one of our merchant banking funds, and paid $10,000 for these services. In addition in 2018, we paid $50,000 in fees related to accounting advisory services. In 2017, we engaged Ernst & Young LLP to provide consulting services related to our risk assessment and risk management program, and paid $9,000 for these services. In addition, in 2017, we paid $316,880 in fees related to accounting advisory services. All of these amounts and the services provided were pre-approved by our Audit Committee in accordance with our pre-approval policy (described below) that applies to any non-audit services that Ernst & Young LLP is engaged to provide. Lastly, $4,995 of this amount in 2017 and 2018 relates to a subscription fee for online research provided by Ernst & Young LLP.

Auditor Services Pre-Approval Policy

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for us by our independent auditor. In accordance with this policy, the Audit Committee's practice is to approve annually all audit, audit-related and permissible non-audit services to be provided by the independent auditor during the year. If a service to be provided is not pre-approved as part of the

Audit Committee Report

annual process or if it may exceed pre-approved fee levels, the service must receive a specific and separate pre-approval by the Audit Committee, which has delegated authority to grant such pre-approvals during the year to the chairperson of the Audit Committee. Any pre-approvals granted pursuant to this delegated authority are reported to the Audit Committee at its next regular meeting.

Our Audit Committee has determined that the provision of the non-audit services described in the table above was compatible with maintaining the independence of our independent auditor. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor's independence. On February 22, 2018, the Audit Committee pre-approved certain services to be provided by our independent auditor relating to engagements occurring on or after that date, and pre-approved any additional audit or audit-related services as disclosed above as necessary during the year.

PROPOSAL TWO—RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of the Board has selected Ernst & Young LLP to serve as our independent auditor for the year ending December 31, 2019. While it is not required to do so, the Board is submitting the selection of Ernst & Young LLP for ratification in order to ascertain the views of our shareholders with respect to the choice of audit firm. If the selection is not ratified, the Audit Committee will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will be available to answer shareholder questions and will have the opportunity to make a statement if they desire to do so.

The Board of Directors recommends that you vote FOR ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Jaffray Companies and our subsidiaries for the year ending December 31, 2019. Proxies will be voted FOR ratification of this selection unless otherwise specified.

PROPOSAL THREE—ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide advisory approval of the compensation of the officers included in this proxy statement, as we have described it in the "Executive Compensation" section. While this vote is advisory and not binding on our company, the Compensation Committee of the Board will consider the outcome of the vote when making future compensation decisions for our executive officers.

In 2018, we achieved strong performance, with our second-highest adjusted net revenues and adjusted earnings per share on record, based on a strong performance by our advisory services business and the strongest performance by our equity financing business since 2007. The performances by our advisory services and equity financing businesses helped to offset challenging market conditions for our public finance, institutional brokerage, and asset management businesses during the year.

2018 Operating Performance Highlights

Despite the strength that our platform demonstrated during the year, the decline in our operating results in 2018 from a record achievements in 2017 had a significant impact on our named executive officers' 2018 incentive compensation, which was down 23.8% from 2017. The following are some of the key highlights of our 2018 executive compensation program:

Proposal Three: Advisory (Non-Binding) Vote on Executive Compensation

2018 Executive Compensation Program Highlights

  •
  We have designed our compensation programs to be pay-for-performance.

  •
  Total incentives are directly tied to our adjusted pre-tax operating income, a measurement of our profitability.

Adjusted Pre-Tax Operating Income	Named Executive Officers' Annual Incentive Awards* (cash, time-vested restricted compensation, and PSUs)

*
The year-over-year annual incentive comparison includes Messrs. Abraham, Fairman, and LaRue and Ms. Schoneman, and does not include Messrs. Carter and Geelan, who were not named executive officers in 2017. The annual incentive amounts do not include the stock option grants made in February 2018 to Mr. Abraham and Ms. Schoneman, which were one-time grants related to their promotions to CEO and President, respectively.
  •
  For 2018 performance, total incentive compensation paid to our named executive officers in annual incentives and long-term PSU awards decreased by 23.8%, reflecting the decline in our adjusted pre-tax operating income caused by challenging market conditions for our public finance, institutional brokerage, and asset management businesses. These challenging conditions were partially off-set by the strong performances of our equity financing and our advisory services business.

The Board of Directors recommends that shareholders approve the following advisory resolution:

RESOLVED, that the compensation paid to the individuals identified in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of this proxy statement), is hereby approved.

The Board of Directors recommends that you vote FOR the advisory (non-binding) resolution. Proxies will be voted FOR this resolution unless otherwise specified.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who is entitled to vote at the meeting?

The Board has set March 21, 2019 as the record date for the annual meeting. If you were a shareholder of record at the close of business on March 21, 2019, you are entitled to vote at the meeting. As of the record date, 14,228,801 shares of common stock, representing all of our voting stock, were issued and outstanding and, therefore, eligible to vote at the meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. Therefore, a total of 14,228,801 votes are entitled to be cast at the meeting. There is no cumulative voting.

How many shares must be present to hold the meeting?

In accordance with our bylaws, shares equal to a majority of the voting power of the outstanding shares of common stock entitled to vote generally in the election of directors as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if:

  •
  you are present and vote in person at the meeting; or

  •
  you have properly and timely submitted your proxy as described below under "How do I submit my proxy?"

What is a proxy?

It is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. We refer to this as your "proxy vote." Two executive officers have been designated as proxies for our 2019 annual meeting of shareholders. These executive officers are John W. Geelan and Timothy L. Carter.

If I received a one-page Notice of Internet Availability of Proxy Materials, how can I receive a full set of printed proxy materials?

As permitted by Securities and Exchange Commission rules and regulations, we have elected to provide access to our proxy materials over the Internet to record owners and any beneficial owners of our stock who have not previously requested printed proxy materials, which reduces our costs and the

Questions and Answers

environmental impact of our annual meeting. The Notice of Internet Availability of Proxy Materials contains instructions on how to request a printed set of proxy materials, which we will provide to shareholders upon request at no cost to the requesting shareholder within three business days after receiving the request.

How can I get electronic access to the proxy materials if I don't already receive them via e-mail?

To get electronic access to the proxy materials, you will need your control number, which was provided to you in the Notice of Internet Availability of Proxy Materials or the proxy card included in your printed set of proxy materials. Once you have your control number, you may either go to www.proxyvote.com and enter your control number when prompted, or send an e-mail requesting electronic delivery of the materials to sendmaterial@proxyvote.com.

What is the difference between a shareholder of record and a "street name" holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in "street name." Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under "How do I submit my proxy?"

How do I submit my proxy?

If you are a shareholder of record, you can submit a proxy to be voted at the meeting in any of the following ways:

  •
  through the Internet using www.proxyvote.com;

  •
  if you request a full set of the proxy materials, you may vote over the telephone by calling a toll-free number; or

  •
  if you receive a paper copy of the proxy card after requesting the proxy materials by mail, you may sign, date and mail the proxy card.

To vote by Internet or telephone, you will need to use a control number that was provided to you by our vote tabulator, Broadridge Financial Solutions, and then follow the additional steps when prompted. The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. If you hold your shares in street name, you must vote your shares in the manner prescribed by your broker, bank, trust or other nominee, which is similar to the voting procedures for shareholders of record. However, if you request the proxy materials by mail after receiving a Notice of Internet Availability of Proxy Materials from your broker, bank, trust or other nominee, you will receive a voting instruction form (not a proxy card) to use in directing the broker, bank, trust or other nominee how to vote your shares.

Questions and Answers

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or printed set of proxy materials?

If you receive more than one Notice of Internet Availability of Proxy Materials or printed set of proxy materials, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, vote once for each control number you receive as described above under "How do I submit my proxy?"

Can I vote my shares in person at the meeting?

If you are a shareholder of record, you may vote your shares in person at the meeting by completing a ballot at the meeting. Even if you currently plan to attend the meeting, we recommend that you submit your proxy as described above so your vote will be counted if you later decide not to attend the meeting. If you submit your vote by proxy and later decide to vote in person at the annual meeting, the vote you submit at the meeting will override your proxy vote.

If you are a street name holder, you may vote your shares in person at the meeting only if you obtain and bring to the meeting a signed letter or other form of proxy from your broker, bank, trust or other nominee giving you the right to vote the shares at the meeting.

What if I do not specify how I want my shares voted?

If you are a shareholder of record and submit a signed proxy card or submit your proxy by Internet or telephone but do not specify how you want to vote your shares on a particular matter, we will vote your shares in accordance with the recommendations of the Board of Directors as follows:

  •
  FOR all nine of the nominees for director;

  •
  FOR the ratification of the selection of Ernst & Young LLP as the independent auditor of Piper Jaffray Companies for the year ending December 31, 2019;

  •
  FOR the advisory (non-binding) approval of the compensation of our officers included in this proxy statement; and

Your vote is important. We urge you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters before the annual meeting. If you are a street name holder and fail to instruct the shareholder of record how you want to vote your shares on a particular matter, those shares are considered to be "uninstructed." New York Stock Exchange rules determine the circumstances under which member brokers of the New York Stock Exchange may exercise discretion to vote "uninstructed" shares held by them on behalf of their clients who are street name holders. Other than the ratification of the selection of Ernst & Young LLP as our independent auditor for the year ending December 31, 2019, the rules do not permit member brokers to exercise voting discretion as to the uninstructed shares on any matter included in the notice of meeting. With respect to the ratification of the selection of Ernst & Young LLP as our independent auditor for the year ending December 31, 2019, the rules permit member brokers (other than our broker-dealer subsidiary, Piper Jaffray & Co.) to exercise voting discretion as to the uninstructed shares. For matters with respect to which the broker, bank or other nominee does not have voting discretion or has, but does not exercise, voting discretion, the uninstructed shares will be referred to as a "broker non-vote." For more information regarding the effect of broker non-votes on the outcome of the vote, see below under "How are votes counted?"

Questions and Answers

Our broker-dealer subsidiary, Piper Jaffray & Co., is a member broker of the New York Stock Exchange and may be a shareholder of record with respect to shares of our common stock held in street name on behalf of Piper Jaffray & Co. clients. Because Piper Jaffray & Co. is our affiliate, New York Stock Exchange rules prohibit Piper Jaffray & Co. from voting uninstructed shares even on routine matters. Instead, Piper Jaffray & Co. may vote uninstructed shares on such matters only in the same proportion as the shares represented by the votes cast by all shareholders of record with respect to such matters.

Can I change my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the annual meeting, in any of the following ways:

  •
  by submitting a later-dated proxy by Internet or telephone before 11:59 p.m. Eastern Daylight Time on Thursday, May 16, 2019 for shares you hold directly, or 11:59 p.m. Eastern Daylight Time on Tuesday, May 14, 2019 for shares you hold in a retirement plan;

  •
  by submitting a later-dated proxy to the corporate secretary of Piper Jaffray Companies, which must be received by us before the time of the annual meeting;

  •
  by sending a written notice of revocation to the corporate secretary of Piper Jaffray Companies, which must be received by us before the time of the annual meeting; or

  •
  by voting in person at the meeting.

What vote is required to approve each proposal included in the notice of meeting?

  •
  The nine director nominees who receive the most votes cast at the meeting in person or by proxy will be elected, subject to our majority voting standard in uncontested director elections as further described in the section above titled "Board of Directors and Corporate Governance—Majority Voting Standard and Director Resignation Policy."

  •
  The affirmative vote of the holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of our independent auditor.

  •
  If the advisory vote on the compensation of our officers included in this proxy statement receives more votes "for" than "against," then it will be deemed to be approved.

The advisory votes on the compensation of our officers (which was last held at the 2018 annual meeting of shareholders) and the frequency of future say-on-pay votes (which was last held at the 2017 annual meeting of shareholders) are not binding on us or the Board, but we will consider the shareholders' advisory input on these matters when establishing compensation for our officers in future years and recommending the frequency of future say-on-pay votes.

How are votes counted?

You may either vote "FOR," "AGAINST," or "ABSTAIN" with respect to each director nominee's election. You may vote "FOR," "AGAINST" or "ABSTAIN" on ratification of the election of Ernst & Young LLP as our independent auditor for the year ending December 31, 2019, and the advisory say-on-pay vote. If

Questions and Answers

you properly submit your proxy but abstain from voting on any of the proposals, your shares will be counted as present at the meeting for the purpose of determining a quorum and for the purpose of calculating the vote on the particular matter(s) with respect to which you abstained from voting. If you do not submit your proxy or voting instructions and also do not vote by ballot at the annual meeting, your shares will not be counted as present at the meeting for the purpose of determining a quorum unless you hold your shares in street name and the broker, bank, trust or other nominee has discretion to vote your shares and does so. For more information regarding discretionary voting, see the information above under "What if I do not specify how I want my shares voted?"

With respect to the vote on each director nominee, under our bylaws' majority voting standard, each director nominee in an uncontested election will be elected by the vote of a majority of the votes cast with respect to that director's election. For these purposes, a majority of votes cast means that the number of votes cast "for" a director's election exceeds the number of votes cast "against" that director's election. Abstentions, a failure to vote, and broker non-votes will not be counted as votes cast either "for" or "against" a director's election, and will have no effect on the outcome of the vote. With respect to the proposal to ratify the selection of Ernst & Young LLP as our independent auditor, if you abstain from voting, doing so will have the same effect as a vote against the proposal, but if you do not vote your shares (or, for shares held in street name, if you do not submit voting instructions and your broker, bank, trust or other nominee does not or may not vote your shares), this will have no effect on the outcome of the vote. With respect to the proposal to approve the advisory say-on-pay vote, if you abstain from voting or if you do not vote your shares or submit voting instructions, this will have no effect on the outcome of the vote.

How can I attend the meeting?

All of our shareholders are invited to attend the annual meeting. You may be asked to present valid photo identification, such as a driver's license or passport, before being admitted to the meeting. If you hold your shares in street name, you also may be asked to present proof of ownership to be admitted to the meeting. A brokerage statement or letter from your broker, bank, trust or other nominee are examples of proof of ownership. To help us plan for the meeting, please let us know whether you expect to attend, by responding affirmatively when prompted during Internet or telephone voting or by marking the attendance box on the proxy card.

Who pays for the cost of proxy preparation and solicitation?

Piper Jaffray pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. We have retained Morrow Sodali LLC to assist in the solicitation of proxies for the annual meeting for a fee of approximately $10,000 plus reimbursement of out-of-pocket expenses. We are soliciting proxies primarily through the distribution of Notices of Internet Availability of Proxy Materials. In addition, our directors, officers and regular employees may solicit proxies personally, telephonically, electronically or by other means of communication. Our directors, officers and regular employees will receive no additional compensation for their services other than their regular compensation.

Questions and Answers

SHAREHOLDER PROPOSALS FOR THE 2020 ANNUAL MEETING

In order for a shareholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2020 annual meeting of shareholders, the written proposal must be received at our principal executive offices on or before December 7, 2019. The proposal should be addressed to Piper Jaffray Companies, Attention: John W. Geelan, Secretary, 800 Nicollet Mall, Suite 1000, Mail Stop J12NSH, Minneapolis, Minnesota 55402. The proposal must comply with Securities and Exchange Commission rules and regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials.

In accordance with our bylaws, in order to be properly brought before the 2020 annual meeting, a shareholder's notice of the matter the shareholder wishes to present must be delivered to our principal executive offices in Minneapolis, Minnesota, at the address identified in the preceding paragraph, not less than 90 nor more than 120 days prior to the first anniversary of the date of this year's annual meeting. As a result, any notice given by or on behalf of a shareholder pursuant to these provisions of our bylaws (and not pursuant to Rule 14a-8 of the Securities and Exchange Commission) must be received no earlier than January 18, 2020, and no later than February 17, 2020.

HOUSEHOLDING

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for shareholders and cost savings for companies. We household our proxy materials and annual reports for shareholders, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact us in writing or by telephone at Piper Jaffray Companies, Attention: Investor Relations, 800 Nicollet Mall, Suite 1000, Mail Stop J12NSH, Minneapolis, Minnesota 55402, (612) 303-5607. We will deliver promptly upon written or oral request a separate copy of our annual report and/or proxy statement to a shareholder at a shared address to which a single copy of either document was delivered.

Questions and Answers

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at the annual meeting. If any other business does properly come before the meeting, the persons named as proxies above will vote as they deem in the best interests of Piper Jaffray.

John W. Geelan Secretary

Dated: April 5, 2019

Appendix

Reconciliation of U.S. GAAP Financial Performance Figures
to Adjusted Non-GAAP Financial Information

This proxy statement includes several non-GAAP, or "adjusted," financial measures, including adjusted net revenues, adjusted net income, adjusted earnings per diluted common share, and adjusted return on average common shareholders' equity. The corresponding reconciliations of these non-GAAP financial measures to the most comparable U.S. GAAP financial measures are included below.

These non-GAAP financial measures include adjustments to exclude (1) revenues and expenses related to noncontrolling interests, (2) amortization of intangible assets related to acquisitions, (3) compensation and non-compensation expenses from acquisition-related agreements, (4) goodwill impairment charges (5) the impact from remeasuring deferred tax assets resulting from changes to the U.S. federal tax code, and (6) the impact of a deferred tax asset valuation allowance.

Management believes that presenting these results and measures on an adjusted basis in conjunction with the corresponding U.S. GAAP measures provides the most meaningful basis for comparison of our operating results across periods, and enhances the overall understanding of our current financial performance by excluding certain items that may not be indicative of our core operating results. These adjusted figures are also used by the Compensation Committee of our Board of Directors when reviewing business and individual executive officer performance, and determining annual incentive compensation. The non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP.

Net Revenues:

A reconciliation of adjusted net revenues to U.S. GAAP net revenues for fiscal 2018 and 2017 (in thousands):

	Twelve Months Ended
	December 31, 2018	December 31, 2017
U.S. GAAP net revenues	$784,442	$874,923
Adjustments:
Revenue related to noncontrolling interests(1)	$(3,621)	$(5,319)
Adjusted net revenues	$780,821	$869,604

(1)
Noncontrolling interests include revenue and expenses from consolidated alternative asset management entities that are not attributable, either directly or indirectly, to Piper Jaffray Companies.

A-1

Net Income:

A reconciliation of adjusted net income to U.S. GAAP net income/(loss) applicable to Piper Jaffray Companies for fiscal 2018 and 2017 (in thousands):

	Twelve Months Ended
	December 31, 2018	December 31, 2017
U.S. GAAP net income/(loss) applicable to Piper Jaffray Companies	$57,036	$(61,939)
Adjustments:
Compensation from acquisition-related agreements	$21,992	$35,755
Goodwill impairment	—	$70,791
Amortization of intangible assets related to acquisitions	$7,868	$9,534
Non-compensation expenses from acquisition-related agreements	$514	$607
Impact of the Tax Cuts and Jobs Act legislation	$952	$54,154
Impact of deferred tax asset valuation allowance	$5,299	—
Adjusted net income	$93,661	$108,902

Earnings Per Diluted Common Share:

A reconciliation of adjusted earnings per diluted common share to U.S. GAAP earnings/(loss) per diluted common share for fiscal 2018 and 2017:

	Twelve Months Ended
	December 31, 2018	December 31, 2017
U.S. GAAP earnings/(loss) per diluted common share	$3.72	$(5.07)
Adjustment for undistributed loss allocated to participating shares(1)	—	$1.04
Adjustments:
Compensation from acquisition-related agreements	$1.44	$2.33
Goodwill impairment	—	$4.62
Amortization of intangible assets related to acquisitions	$0.52	$0.62
Non-compensation expenses from acquisition-related agreements	$0.04	$0.04
Impact of the Tax Cuts and Jobs Act legislation	$0.06	$3.54
Impact of deferred tax asset valuation allowance	$0.35	—
Adjusted earnings per diluted common share	$6.13	$7.12

(1)
Piper Jaffray Companies calculates earnings per common share using the two-class method, which requires the allocation of consolidated adjusted net income between common shareholders and participating security holders, which in the case of Piper Jaffray Companies, represents unvested stock with dividend rights. No allocation of undistributed earnings is made for periods in which a loss is incurred.

Adjusted Return on Average Common Shareholders' Equity:

Adjusted return on average common shareholders' equity is computed by dividing adjusted net income for the last 12 months by average monthly common shareholders' equity.

A-2

LOCATION OF PIPER JAFFRAY COMPANIES
ANNUAL MEETING OF SHAREHOLDERS

Friday, May 17, 2019, at 2:00 p.m., Central Time
The Huber Room in our Minneapolis Headquarters
12th Floor, U.S. Bancorp Center
800 Nicollet Mall
Minneapolis, MN 55402

N
Target Center
1st Ave. N.
Hennepin Ave.
Washington Ave.
11th Street N.
12th St. N.
Marquette Ave.
4th Street S.
Nicollet Mall
7th Street S.
5th Ave. S.
8th Street S.
9th Street S.
11th Street S.
12th Street S.
Hubert H. Humphrey Metrodome
Chicago Avenue S.
Minneapolis Convention Center
LaSalle Ave.
8th St. South
9th St. South
Nicollet Mall

N
494
694
252
94
35W
35E
169
100
394
MPLS.
ST. PAUL
5
INT'L AIRPORT

PARKING: Recommended in the U.S. Bancorp Center Public Parking on LaSalle Avenue. The entrance is on LaSalle Avenue between 8th and 9th streets.

FROM THE NORTH:
Take I-94 South/East to 4th Street exit. Continue straight onto 4th Street North. Turn right onto 1st Avenue North. Turn left onto 8th Street North. Turn right onto LaSalle Avenue. Follow LaSalle Avenue for .5 blocks and U.S. Bancorp Center Public Parking will be on your left.

FROM THE SOUTH (AIRPORT):
Take I-494 West from the Minneapolis Airport. Take the I-35 North exit and go north on 1-35 towards DOWNTOWN EXITS. Take the 5th Avenue South exit. Turn left onto 9th Street South. Turn right onto LaSalle Avenue. Follow LaSalle Avenue for .5 blocks and U.S. Bancorp Center Public Parking will be on your right.

FROM THE EAST:
Take I-94 West towards Minneapolis. Take the 11th Street South exit.
Turn slight left to take the 11th Street South ramp. Turn slight left onto 11th Street South. Turn right onto LaSalle. Follow LaSalle Avenue for 2.5 blocks and U.S. Bancorp Center Public Parking will be on your right.

FROM THE WEST:
Take I-394 East towards Minneapolis. Take the 12th Street North exit.
Turn slight right onto 12th Street North. Turn left onto Hennepin Avenue. Turn right onto 8th Street South. Turn right onto LaSalle Avenue. Follow LaSalle Avenue for .5 blocks and U.S. Bancorp Center Public Parking will be on your left.

Beneficial owners of common stock held in street name by a broker, bank, trust or other nominee may need proof of ownership to be admitted to the meeting. A brokerage statement or letter from the broker, bank, trust or other nominee are examples of proof of ownership.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on Thursday, May 16, 2019, for shares held directly and by 11:59 P.M. ET on Tuesday, May 14, 2019, for shares held in a retirement plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. 800 NICOLLET MALL SUITE 1000 MAIL STOP J12NSH MINNEAPOLIS, MN 55402 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Piper Jaffray Companies in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on Thursday, May 16, 2019, for shares held directly and by 11:59 P.M. ET on Tuesday, May 14, 2019, for shares held in a retirement plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E70585-P18799 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PIPER JAFFRAY COMPANIES The Board of Directors recommends you vote FOR the following proposals: 1.Election of Directors Nominees: For    Against    Abstain    1a. Chad R. Abraham For Against Abstain 1b. William R. Fitzgerald    1c. B. Kristine Johnson 2. Ratification of the selection of Ernst & Young LLP as the independent auditor for the fiscal year ending December 31, 2019.    1d. Addison L. Piper 3. An advisory (non-binding) vote to approve the compensation of the officers disclosed in the enclosed proxy statement, or say-on-pay vote.    1e. Debbra L. Schoneman       1f. Thomas S. Schreier Note: Such other business as may properly come before the meeting or any adjournment thereof. 1g. Sherry M. Smith       1h. Philip E. Soran 1i. Scott C. Taylor For address changes and/or comments, please check this box and write them on the back where indicated.   Yes  No Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF SHAREHOLDERS Friday, May 17, 2019 2:00 p.m. (Central Daylight Time) Piper Jaffray Companies The Huber Room in our Minneapolis Headquarters 12th Floor, U.S. Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.piperjaffray.com/proxymaterials. E70586-P18799 PIPER JAFFRAY COMPANIES PROXY FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS I appoint John W. Geelan and Timothy L. Carter, together and separately, as proxies, to vote all shares of common stock that I have power to vote at the annual meeting of shareholders to be held on May 17, 2019, in Minneapolis, Minnesota, and at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares. The proxies are authorized, in their discretion, to vote upon such other business as may properly come before the meeting and they may name others to take their place. The proxies are authorized, in their discretion, to vote upon such other business as may properly come before the meeting and they may name others to take their place. This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made but the card is signed, this proxy card will be voted FOR the election of all nominees under Proposal 1, FOR Proposal 2, FOR Proposal 3, and in the discretion of the proxies with respect to such other business as may properly come before the meeting. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side Address Changes/Comments:

You will not receive a proxy card or other proxy materials by mail.

Instead, this e-mail contains instructions on how to access the 2018 Annual Report to Shareholders and the 2019 Proxy Statement for Piper Jaffray Companies and how to vote shares via the Internet. Please read the instructions carefully before proceeding.

This is a NOTIFICATION of the:

Piper Jaffray Companies 2018 Annual Meeting of Shareholders

RECORD DATE: March 21, 2019

MEETING DATE: May 17, 2019

CUSIP NUMBER:

CONTROL NUMBER:

This e-mail represents all shares in the following account(s):

Please review the Piper Jaffray Companies 2018 Annual Report to Shareholders and 2019 Proxy Statement before voting. The Proxy Statement discusses the proposals to be voted on, information about the annual meeting and voting, and other information about the company. You can view the Piper Jaffray Companies 2018 Annual Report to Shareholders and 2019 Proxy Statement and enter your voting instructions at the following site. If your browser supports secure transactions you will be automatically directed to a secure site.

https://www.proxyvote.com/

Note: If your e-mail software supports it, you can simply click on the above link.

The relevant supporting documentations can be found at the following Internet site(s):

Annual Report https://materials.proxyvote.com/

Notice of Proxy Statement https://materials.proxyvote.com/

To access ProxyVote.com, you will need your four digit PIN:

· Your PIN is the last four digits of your Social Security number

· If you have forgotten your PIN number, please follow the instructions on https://www.proxyvote.com/

Internet voting is accepted up to 11:59 p.m. (EDT) the day before the meeting for any shares you hold directly, and 11:59 p.m. on the second business day preceding the meeting for any shares you hold in a retirement plan.

If you would like to cancel your enrollment, or change your e-mail address or PIN, please go to https://www.InvestorDelivery.com. You will need the enrollment number below and your four-digit PIN.

If you have forgotten your PIN, you can have it sent to your enrolled e-mail address by going to https://www.InvestorDelivery.com.

Your InvestorDelivery Enrollment Number is:

There are no charges for this service. There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder.

Questions regarding this communication should be directed to your advisor or the company’s Investor Relations department. For questions specific to the proxyvote.com website, please reply to this email and include the original text and subject line for identification purposes.